                                              Filed pursuant to Rule 424(b)(5)
                                              Registration No. 333-34029


PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 26, 1997)

$750,000,000

INGERSOLL-RAND COMPANY

MEDIUM-TERM NOTES, SERIES B,
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Ingersoll-Rand Company (the "Company") may offer from time to time its Medium-Term Notes, Series B, (the "Notes"), having an aggregate initial offering price of up to $750,000,000 (or such greater amount if Notes are issued at an original issue discount as shall result in aggregate gross proceeds to the Company of $750,000,000), subject to reduction under certain circumstances as a result of the sale of other securities of the Company under the Prospectus to which this Prospectus Supplement relates. The Notes will be offered in varying maturities of nine months or more from their date of issue and may be subject to redemption at the option of the Company or repayment at the option of the Holder, in each case, in whole or in part prior to the maturity date (as further defined below, the "Stated Maturity") thereof as set forth in a pricing supplement to this Prospectus Supplement (a "Pricing Supplement"). The Notes may be issued as "Amortizing Notes" or "Original Issue Discount Notes." See "Description of Notes."

                                                        (Continued on next page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                      PRICE TO          AGENTS' COMMISSION     PROCEEDS TO
                      PUBLIC(1)         OR DISCOUNT(2)         COMPANY(2)(3)

Per Note............  100%              0.125%-0.750%          99.250%-99.875%

Total...............  $750,000,000      $937,500-              $749,062,500-
                                        $5,625,000             $744,375,000
--------------------------------------------------------------------------------

(1) Unless otherwise indicated in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount.

(2) The Company will pay Salomon Brothers Inc, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., and J.P. Morgan Securities Inc. (each an "Agent," and, collectively, the "Agents") a commission ranging from 0.125% to 0.750% of the principal amount of any Note, depending on its Stated Maturity, sold through such Agent. With respect to maturities greater than 30 years, the commission will be negotiated between the Company and the Agents. Any Agent, acting as principal, may also purchase Notes at a discount for resale to one or more investors or purchasers or one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. In addition, any Agent may offer Notes purchased by it as principal to other dealers and may reallow a portion of their commission. The Company has agreed to reimburse the Agents for certain expenses. The Company has agreed to indemnity the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deducting offering expenses payable by the Company estimated at U.S. $400,000.

The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the Notes. The Company has reserved the right to sell Notes directly to investors on its own behalf, and on such sales no commissions will be paid. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any Agent may reject any offer to purchase Notes in whole or in part. See "Supplemental Plan of Distribution."


SALOMON BROTHERS INC                                         MERRILL LYNCH & CO.
CHASE SECURITIES INC.                                          J.P. MORGAN & CO.

The date of this Prospectus Supplement is November 5, 1997.

(from preceding page)

    Each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable at maturity (a "Zero Coupon Note"), or at a variable rate (a "Floating Rate Note") determined by reference to one or more of the Commercial Paper Rate, CD Rate, Federal Funds Rate, CMT Rate, LIBOR, Prime Rate or Treasury Rate or such other interest rate formula (the "Interest Rate Basis") as may be indicated in the applicable Pricing Supplement, as adjusted by a Spread and/or Spread Multiplier, if any, applicable to such Notes. See "Description of Notes." Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semi-annually on each May 15 and November 15 (each an "Interest Payment Date" with respect to such Fixed Rate Notes) and at Maturity (as defined herein). Interest on Floating Rate Notes will be payable on such dates indicated in the applicable Pricing Supplement (each an "Interest Payment Date" with respect to such Floating Rate Notes).

    Each Note will be represented by either a Global Security (a "Book-Entry Note") registered in the name of a nominee of The Depository Trust Company ("DTC") or other depositary (DTC or such other depositary as is indicated in the applicable Pricing Supplement is referred to herein as the "Depositary"), or a certificate issued in definitive form (a "Certificated Note"), as indicated in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its Participants (as defined herein). Owners of beneficial interests in Book-Entry Notes will be entitled to physical delivery of Certificated Notes only under the limited circumstances described herein. See "Description of Notes--Book-Entry System." Unless otherwise indicated in the applicable Pricing Supplement, Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

    IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENTS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF NOTES INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                              DESCRIPTION OF NOTES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS AND, TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES (AS DEFINED IN THE ACCOMPANYING PROSPECTUS) SET FORTH UNDER THE HEADING "DESCRIPTION OF DEBT SECURITIES" IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. THE PROVISIONS OF THE NOTES SUMMARIZED HEREIN WILL APPLY TO EACH NOTE UNLESS OTHERWISE INDICATED IN THE APPLICABLE PRICING SUPPLEMENT. CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN HAVE THE MEANINGS SPECIFIED IN THE INDENTURE (AS DEFINED BELOW) AND/OR THE NOTES.


GENERAL

    The Notes offered hereby will be issued under the Senior Indenture referred to in the accompanying Prospectus (the "Indenture"). The summary contained herein of certain provisions of the Notes does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture and the forms of Notes, each of which has been filed as an exhibit to the Registration Statement (the "Registration Statement"), of which the accompanying Prospectus is a part, to which exhibits reference is hereby made.

    The Notes constitute a single series for purposes of the Indenture and are limited to an aggregate initial offering price of up to $750,000,000 (or such greater amount if Notes are issued at an original discount as shall result in aggregate gross proceeds to the Company of $750,000,000).

    The Notes will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness.

    The Notes are offered on a continuing basis and will mature on a day nine months or more from their date of issue, as selected by the initial purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the Holder prior to Stated Maturity. See "Redemption and Repayment" below.

    Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars, and payments of principal of, premium, if any, and any interest on the Notes will be made in U.S. dollars.

    Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth under "Book-Entry System" below, Book-Entry Notes will not be issuable in certificated form. Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

    Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

    Payments of interest and principal (and premium, if any) to Beneficial Owners (as defined below) of Book-Entry Notes are expected to be made in accordance with the Depositary's and its Participants' procedures in effect from time to time as described below under "Book-Entry System."

    Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest, if any, and premium, if any, with respect to any Certificated Note will be made by mailing a check to the Holder at the address of such Holder appearing on the Security Register for the Notes on the applicable Regular Record Date (as defined below). Notwithstanding the foregoing, at the option of the Company, all payments on the Notes may be made by wire transfer of immediately available funds as designated by each Holder not less than 15 calendar days prior to the applicable Interest Payment Date. A Holder of $10,000,000 or more in aggregate principal amount of Notes of like tenor and terms with the same Interest Payment Date may demand payment by wire transfer but only if appropriate payment instructions have been received in writing by the Trustee not less than 15 calendar days prior to the applicable Interest Payment Date. In the event that payment is so made in accordance with instructions of the Holder, such wire transfer shall be deemed to constitute full and complete payment of such interest and principal on the Notes. Payment of the principal and interest, if any, with respect to any Certificated Note at Maturity will be made in immediately available funds upon surrender of such Note at the principal office of the Trustee in the Borough of Manhattan, The City of New York accompanied by wire by wire transfer instructions, provided that the Certificated Note is presented to the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures. Certificated Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York.

    Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is an Original Issue Discount Note, the amount payable on such Note in the event the principal thereof is declared to be due and payable immediately as described in the accompanying Prospectus under "Description of Debt Securities--Events of Default," or in the event of the redemption or repayment thereof prior to its Stated Maturity shall be the Amortized Face Amount of such Note as of the date of declaration, redemption or repayment, as the case may be. The "Amortized Face Amount" of an Original Issue Discount Note shall be the amount equal to (i) the principal amount of such Note multiplied by the Issue Price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the dollar amount determined pursuant to the preceding clause (i) and the principal amount of such Note that has accreted at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) to such date of declaration, redemption or repayment, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

    The Pricing Supplement relating to each Note will describe, among other things, the following items: (i) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (ii) the date on which such Note will be issued (the "Original Issue Date"); (iii) the date on which such Note will mature (the "Stated Maturity"); (iv) whether such Note is a Fixed Rate Note or a Floating Rate Note;
(v) if such Note is a Fixed

Rate Note, the rate per annum at which such Note will bear interest, if any, the interest payment date or dates, if different from those set forth below under "Fixed Rate Notes"; (vi) if such Note is a Floating Rate Note, the Initial Interest Rate, the Interest Rate Basis, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the maximum interest rate, if any, the minimum interest rate, if any, the Spread, if any, the Spread Multiplier, if any (all as defined herein), and any other terms relating to the particular method of calculating the interest rate for such Note; (vii) whether such Note is an Original Issue Discount Note, and if so, the yield to maturity; (viii) whether such Note is an Amortizing Note (as defined below), and if so, the basis or formula for the amortization of principal and/or interest and the payment dates for such periodic principal payments; (ix) the regular record date or dates (a "Regular Record Date") if other than as below; (x) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to Stated Maturity and, if so, the provisions relating to such redemption or repayment; (xi) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; and (xii) any other terms of such Note not inconsistent with the provisions of the Indenture.

    All percentages resulting from any calculation with respect to any Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on any Note will be rounded to the nearest cent with one half cent being rounded upward.

    As used herein, "Business Day" means, unless otherwise specified in the applicable Pricing Supplement, any Monday, Tuesday, Wednesday, Thursday or Friday that in The City of New York is not a day on which banking institutions are authorized or required by law, regulation or executive order to close and, with respect to Notes as to which LIBOR (as defined below) is an applicable Base Rate (as defined below), is also a London Business Day. As used herein, "London Business Day" means any day on which dealings in deposits denominated in U.S. dollars are transacted in the London interbank market.

    The Notes are referred to in the accompanying Prospectus as the "Debt Securities." For a description of the rights attaching to different series of Securities under the Indenture, see "Description of Debt Securities" in the Prospectus. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will have the terms described below.


INTEREST AND INTEREST RATES

    Unless otherwise specified in the applicable Pricing Supplement, each Note (other than a Zero-Coupon Note) will bear interest from its Original Issue Date or from and including the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at a fixed rate per annum or at a rate per annum determined pursuant to an Interest Rate Basis, stated therein and in the applicable Pricing Supplement, that may be adjusted by a Spread and/or Spread Multiplier, until the principal thereof is paid or made available for payment. Unless otherwise set forth in the applicable Pricing

Supplement, interest will be payable on each Interest Payment Date and at Maturity. "Maturity" means the date on which the principal of a Note becomes due and payable in full in accordance with its terms and the terms of the Indenture, whether at Stated Maturity, upon acceleration, redemption, repayment or otherwise. Interest (other than defaulted interest which may be paid on a special record date) will be payable to the Holder at the close of business on the Regular Record Date next preceding such Interest Payment Date, provided, however, that the first payment of interest on any Note originally issued between a Regular Record Date and the next Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the Holder on such next succeeding Regular Record Date.

    Interest rates, interest rate formulae and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes." The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement, and unless otherwise indicated in the applicable Pricing Supplement, each Regular Record Date for a Floating Rate Note will be the fifteenth day (whether or not a Business Day) preceding each Interest Payment Date.

    Unless otherwise specified in the applicable Pricing Supplement, each Note (other than a Zero-Coupon Note) will bear interest at either (a) a fixed rate or
(b) a floating rate determined by reference to an Interest Rate Basis which may be adjusted by a Spread and/or Spread Multiplier. Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period, and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. The applicable Pricing Supplement relating to each Note will designate either a fixed rate of interest per annum on the applicable Fixed Rate Note or one or more of the following Interest Rate Bases as applicable to the relevant Floating Rate Note: (a) the CD Rate, in which case such Note will be a "CD Rate Note,"
(b) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note," (c) the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note," (d) LIBOR, in which case such Note will be a "LIBOR Note," (e) the Treasury Rate, in which case such Note will be a "Treasury Rate Note," (f) the Prime Rate, in which case such Note will be a "Prime Rate Note,"
(g) the CMT Rate, in which case such Note will be a "CMT Rate Note," or (h) such other Interest Rate Basis or formula as is set forth in such Pricing Supplement.

    Notwithstanding the determination of the interest rate as provided below, the interest rate on the Notes for any interest period shall not be greater than the maximum interest rate, if any, or less than the minimum interest rate, if any, specified in the applicable Pricing Supplement. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York or other applicable law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.


FIXED RATE NOTES

    Each Fixed Rate Note (other than a Zero-Coupon Note) will bear interest from its date of issue at the annual rate stated on the face thereof, unless otherwise specified in the applicable Pricing Supplement. Payments of interest on any Fixed Rate Note with respect to any Interest Payment Date will include interest accrued from and including the Original Issue Date, or from and including the next preceding Interest Payment Date, to but excluding the applicable Interest Payment Date or Maturity. Fixed Rate Notes may bear one or more annual rates of interest during the periods or under the circumstances specified therein and in the applicable Pricing Supplement. Interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

    Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be semi-annually on each May 15 and November 15 and the Regular Record Dates will be each May 1 and November 1 (whether or not a Business Day). If the Interest Payment Date or Maturity for any Fixed Rate Note is a day that is not a Business Day, all payments to be made on such day will be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no additional interest shall be payable as a result of such delayed payment.


FLOATING RATE NOTES

    Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be equal to (i) the interest rate calculated by reference to the specified Interest Rate Basis plus or minus the Spread, if any, and/or (ii) the interest rate calculated by reference to the specified Interest Rate Basis multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Note. The applicable Pricing Supplement will specify the Interest Rate Basis and the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will contain particulars as to the Calculation Agent (unless specified in the applicable Pricing Supplement, The Bank of New York (in such capacity, the "Calculation Agent")), Index Maturity, Original Issue Date, the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date set forth in the applicable Pricing Supplement (the "Initial Interest Rate"), Interest Determination Dates, Interest Payment Dates, Regular Record Dates and Interest Reset Dates with respect to such Note.

    Except as provided below or in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable, (i) in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified on the face thereof and in the applicable Pricing Supplement; (ii) in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; (iii) in the case of Floating Rate Notes that reset semi-annually, on the third Wednesday of each of two months of each year specified on the face thereof and in the applicable Pricing Supplement; and (iv) in the case of Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified on the face thereof and in the applicable Pricing Supplement (each such day being an "Interest Payment Date") and, in each case, at Maturity. If any Interest Payment Date, other than at Maturity, for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding London Business Day. If the Maturity for any Floating Rate Note falls on a day that is not a Business Day, payment of principal, premium, if any, and interest with respect to such Note will be made on the next succeeding Business Day with the same force and effect is if made on the due date, and no additional interest shall be payable as a result of such delayed payment.

    Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the "Reset Period" for such Note, and the first day of each Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly the third Wednesday of each March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day for such Floating Rate Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. Each adjusted rate shall be applicable on and after the Interest Reset Date to which it relates, to, but not including, the next succeeding Interest Reset Date or until Stated Maturity or the date of redemption or repayment, as the case may be.

    The interest rate for each Reset Period will be the rate determined by the Calculation Agent on the Calculation Date (as defined below) pertaining to the Interest Determination Date pertaining to the Interest

Reset Date for such Reset Period. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for (a) a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), (b) a Federal Funds Rate Note (the "Federal Funds Interest Determination Date"), (c) a CD Rate Note (the "CD Interest Determination Date"),
(d) a Prime Rate Note (the "Prime Interest Determination Date") or (e) a CMT Rate Note (the "CMT Interest Determination Date") will be the second Business Day prior to such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day immediately preceding each Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Reset Period commencing in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" pertaining to any Interest Determination Date shall be the earlier of (i) the tenth calendar day after the Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

    "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based as specified in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, interest on Floating Rate Notes will accrue from and including the date of issue or from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for, as the case may be, to but excluding the Interest Payment Date or Maturity, as the case may be. With respect to Floating Rate Notes, accrued interest is calculated by multiplying the face amount of a Note by an accrued interest factor. This accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. Unless otherwise indicated in the applicable Pricing Supplement, the interest factor for each such day (unless otherwise specified) is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, CD Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes.

    Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall calculate the interest rate on the Floating Rate Notes, as provided below. The Calculation Agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect and, if then determined, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to such Note. For purposes of calculating the rate of interest payable on Floating Rate Notes, the Company will enter into an agreement with the Calculation Agent. The Calculation Agent's determination of any interest rate shall be final and binding in the absence of manifest error.

    Commercial Paper Rate Notes

    Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors ("H.15(519)") under the heading "Commercial Paper -- Nonfinancial." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate for such Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates (quoted on a bank discount basis) as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect immediately prior to such Commercial Paper Interest Determination Date.

    "Money Market Yield" shall be a yield (expressed as a percentage rounded, if necessary, to the nearest one hundred-thousandth of a percent) calculated in accordance with the following formula:

                    Money Market Yield =      D X 360       X 100
                                         ------------------
                                          360 -- (D X M)

where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which accrued interest is being calculated.

    CD Rate Notes

    Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, then the CD Rate with respect to such CD Interest Determination Date shall be the rate on such CD Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the CD Rate on such CD Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such CD Interest Determination Date will be the CD Rate in effect immediately prior to such CD Interest Determination Date.

    CMT Rate Notes

    Each CMT Rate Note will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the CMT Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal

Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the applicable CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CMT Interest Determination Date, then the CMT Rate for such CMT Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CMT Interest Determination Date. then the CMT Rate for such CMT Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CMT Interest Determination Date, then the CMT Rate for the CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as published in H.15(519)), for the purpose of displaying Treasury Constant Maturities as published in H.15(519). If no such page is specified in the applicable Pricing Supplement the Designated CMT Telerate Page shall be 7052, for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the Treasury Notes (either one, two, three, five, seven, ten, twenty or thirty years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

    Federal Funds Rate Notes

    Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Rate Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate with respect to such Federal Funds Interest Determination Date shall be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate with respect to such Federal Funds Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean (each as rounded, if necessary, to the nearest one hundred-thousandth of a percent) of the rates as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will be the Federal Funds Rate in effect immediately prior to such Federal Funds Interest Determination Date.

    LIBOR Notes

    Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "LIBOR" means, with respect to any LIBOR Interest Determination Date, the rate determined in accordance with the following provisions:

      (i) With respect to any LIBOR Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the Note and the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits denominated in U.S. Dollars (as defined below) having the Index Maturity designated in the Note and the applicable Pricing Supplement, commencing on the second London Business Day immediately following the LIBOR Interest Determination Date, which appear on the Designated LIBOR Page specified in the Note and the applicable Pricing Supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the Note and the applicable Pricing Supplement, the rate for deposits denominated in U.S. Dollars having the Index Maturity designated in the Note and the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, which appears on the Designated LIBOR Page specified in the Note and the applicable Pricing Supplement as of 11:00 A.M. London time on that LIBOR Interest Determination Date. Notwithstanding the foregoing, if fewer than two offered rates appear on the Designated LIBOR Page with respect to LIBOR Reuters (unless the specified Designated LIBOR Page with respect to LIBOR Reuters by its terms provides only for a single rate, in which case such single rate shall be used), or if no rate appears on the Designated LIBOR Page with respect to LIBOR Telerate, whichever may be applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

      (ii) With respect to any LIBOR Interest Determination Date on which fewer than two offered rates appear on the Designated LIBOR Page with respect to LIBOR Reuters (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used), or if no rate appears on the Designated LIBOR Page with respect to LIBOR Telerate, as the case may be, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with its offered rate quotation for deposits denominated in U.S. Dollars for the period of the Index Maturity designated in the Note and the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market as of 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. Dollars in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest

    Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted as of 11:00 A.M. in New York, on such LIBOR Interest Determination Date by three major banks in U.S. Dollars selected by the Calculation Agent for loans in New York City to leading European banks, having the Index Maturity designated in the Note and the applicable Pricing Supplement in a principal amount that is representative for a single transaction in U.S. Dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Designated LIBOR Page" means either (a) the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for U.S. Dollar Deposits (if "LIBOR Reuters" is designated in the Note and the applicable Pricing Supplement), or (b) the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for U.S. Dollar Deposits (if "LIBOR Telerate" is designated in the Note and the applicable Pricing Supplement). If neither LIBOR Reuters nor LIBOR Telerate is specified in the Note and applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate page 3750 had been chosen.

    Prime Rate Notes

    Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in the Prime Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, then the Prime Rate with respect to such Prime Interest Determination Date shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate as in effect for that Prime Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for the Prime Interest Determination Date, the Prime Rate with respect to such Prime Interest Determination Date shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent. If fewer than two quotations are provided, the Prime Rate with respect to such Prime Interest Determination Date shall be determined on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least U.S. $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent to provide such rate or rates;

provided, however, that if the bank or trust company selected as aforesaid is not quoting as mentioned in this sentence, the Prime Rate with respect to such Prime Interest Determination Date will be the Prime Rate in effect immediately prior to such Prime Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rate Service (or such other page as may replace the USPRIME1 page on the service for the purpose of displaying the prime rate or base lending rate of major banks).

    Treasury Rate Notes

    Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) specified in the Treasury Rate Note and in the applicable Pricing
Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading, "Treasury bills--auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the average auction rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that such rate is not available by 3:00 P M., New York City time, on such Treasury Interest Determination Date, or if no such auction is held in a particular week, then the Treasury Rate with respect to such Treasury Interest Determination Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary U.S. government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will be the Treasury Rate in effect immediately prior to such Treasury Interest Determination Date.


ORIGINAL ISSUE DISCOUNT NOTES

    The Company may from time to time offer Original Issue Discount Notes. The Pricing Supplement applicable to certain Original Issue Discount Notes may provide that Holders of such Notes will not receive periodic payments of interest. For purposes of determining whether Holders of the requisite principal amount of Notes outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Original Issue Discount Notes shall be deemed to be the amount of the principal that would be due and payable upon declaration of acceleration of the Stated Maturity thereof as of the date of such determination. See "General."

    "Original Issue Discount Note" means (i) a Note that has a stated redemption price at Maturity that exceeds its Issue Price (as defined for U.S. Federal income tax purposes) by at least 0.25% of its stated redemption price at maturity multiplied by the number of full years from the Original Issue Date to the Stated Maturity for such Notes and (ii) any other Note designated by the Company as issued with original issue discount for U.S. Federal income tax purposes.


AMORTIZING NOTES

    The Company may from time to time offer Notes for which payments of principal and interest are made in installments over the life of the Note ("Amortizing Notes"). Interest on each Amortizing Note will be computed as set forth in a Pricing Supplement or in the Book-Entry Note representing such Amortizing Note. Unless otherwise provided in such Pricing Supplement or in such Book-Entry Note, payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information with respect to each Amortizing Note will be provided to the original purchaser of such Note and will be available upon request to the subsequent Holders thereof.


REDEMPTION AND REPAYMENT

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity only if an Initial Redemption Date is specified in the applicable Pricing Supplement ("Initial Redemption Date"). If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or the minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as defined below) on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, means an amount equal to the sum of (i) the Initial Redemption Percentage specified in such Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable (as specified in such Pricing Supplement)), multiplied by the unpaid principal amount or the portion to be redeemed plus (ii) accrued interest to the date of redemption. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount thereof or the portion thereof to be redeemed.

    The Pricing Supplement relating to each Note will indicate either that such Note cannot be repaid prior to Stated Maturity or that such Note will be repayable at the option of the Holder on a date or dates specified prior to Stated Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

    In order for a Note that is repayable at the option of the Holder to be repaid prior to Stated Maturity, the Paying Agent (initially, the Company has appointed the Trustee as Paying Agent) must receive at least 30 but not more than 45 calendar days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a facsimile transmission or letter (first class, postage prepaid) from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder of a Note shall be irrevocable, except that a Holder who has tendered a Note for repayment may revoke such tender for repayment by written notice to the Paying Agent received prior to the close of business on the tenth calendar day prior to the repayment date. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after such repayment is an authorized denomination.

    While the Book-Entry Notes are represented by the Global Securities held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the option for repayment may be exercised by the applicable Participant (as defined herein) that has an account with the Depositary, on behalf of the beneficial owners of the Global Security or Securities representing such Book-Entry Notes, by delivering a written notice substantially similar to the above mentioned form to the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders), not more than 60 nor less than 30 days prior to the date of repayment. Notices of elections from Participants on behalf of beneficial owners of the Global Security or Securities representing such Book-Entry Notes to exercise their option to have such Book-Entry Notes repaid must be received by the Trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of the Global Security or Securities representing such Book-Entry Notes must so direct the applicable Participant before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Security or Securities representing Book-Entry Notes should consult the Participants through which they own their interest therein for the respective deadlines for such Participants. All notices shall be executed by a duly authorized officer of such Participant (with signatures guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Security or Securities representing Book-Entry Notes shall effect delivery at the time such notices of election are given to the Depositary by causing the applicable Participant to transfer such beneficial owner's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. See "Book-Entry System."

    If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.


REPURCHASE

    The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.


OTHER PROVISIONS

    Any provisions with respect to the determination of an Interest Rate Basis, the specifications of Interest Rate Basis, calculation of the interest rate applicable to, or the principal payable at Maturity on, any Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face of such Note, or in an addendum relating thereto if so specified on the face thereof, and in the applicable Pricing Supplement.


BOOK-ENTRY SYSTEM

    DTC will act as securities depositary for the Book-Entry Notes. The Book-Entry Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Security will be issued for each issue of the Notes, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $200 million, one Global Security will be issued with respect to each $200 million of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing Corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct

Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Book-Entry Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note ("Beneficial Owner") is in time to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of the Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for one or more Book-Entry Notes is discontinued.

    To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Book-Entry Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to Book-Entry Notes. Under its usual procedures, DTC will mail an "Omnibus Proxy" to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Book-Entry Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    A Beneficial Owner shall give notice to elect to have its Book-Entry Notes purchased or tendered, through its Participant, to the Paying Agent, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Book-Entry Notes, on DTC's records, to the Paying Agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Book-Entry Notes are transferred by a Direct Participant on DTC's records.

    DTC may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Agents. Under such circumstances, in the event that a successor securities depositary is not obtained, Certificated Notes will be printed and delivered in exchange for the Book-Entry Notes represented by the Global Securities held by DTC.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Certificated Notes will be printed and delivered in exchange for the Book-Entry Notes represented by the Global Securities held by DTC.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    Neither the Company, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


DEFEASANCE

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be subject to defeasance and discharge as described under "Description of the Debt Securities--Defeasance" in the Prospectus.


                          CERTAIN UNITED STATES FEDERAL
                             INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held as capital assets by United States Holders and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax exempt entities, life insurance companies, persons holding Notes as a part of a hedging, conversion or constructive sale transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Any special United States federal income tax considerations relevant to a particular issue of the Notes will be provided in the applicable Pricing Supplement. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.


PAYMENTS OF INTEREST

    Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust which is subject to the supervision of a court within the Unites States and the control of a United States person as described in Section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder.


ORIGINAL ISSUE DISCOUNT

    United States Holders of Notes issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of such Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). Notes issued with OID will be referred to as "Original Issue Discount Notes." Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be an Original Issue Discount Note.

    This summary is based upon final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations"). The following discussion does not address Notes providing for contingent payments other than Notes that bear qualified stated interest.

    A Note with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") will be issued with OID if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity or, in the case of an Amortizing Note, the weighted average maturity. The

"issue price" of each Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will bear interest that is not qualified stated interest.

    In the case of a Note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as principal payments on the Notes are made in proportion to the stated principal amount of the Note. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

    Certain of the Notes may be redeemed prior to their Stated Maturity at the option of the Company and/or at the option of the holder. Original Issue Discount Notes containing such features may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of Original Issue Discount Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the Notes.

    United States Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

    In the case of an Original Issue Discount Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the Note. Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index. Persons considering the purchase of Floating Rate Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such Notes.

     United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). United States Holders should consult with their own tax advisors about this election.


SHORT-TERM NOTES

    In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Notes"), under the OID Regulations all payments (including all stated interest) will be included in the stated redemption price at maturity and, thus, United States Holders will generally be taxable on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of a Short-Term Note are not required to include accrued discount in their income currently unless they elect to do so (but may be required to include any stated interest in income as it is received). United States Holders that report income for federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a United States Holder that does not elect to currently include accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or continued to purchase or carry such Notes.


MARKET DISCOUNT

    If a United States Holder purchases a Note (other than an Original Issue Discount Note) for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.


ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

    A United States Holder that purchases a Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

    A United States Holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a "premium" and will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

      Proposed Treasury regulations issued on June 27, 1996 would clarify the treatment of bond premium. Among the provisions contained in the proposed regulations is a provision that generally provides that premium may be amortized to offset interest income only as a United States Holder takes the qualified stated interest into account under the holder's regular accounting method. Moreover, the proposed Treasury regulations generally provide that in the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that both the issuer and the holder will exercise or not exercise options in a manner that maximizes the holder's yield. If adopted, the regulations would be effective for debt instruments acquired on or after the date 60 days after the date final regulations are published in the Federal Register. However, if a United States Holder elects to amortize bond premium for the taxable year containing such effective date, the proposed Treasury regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year.


SALE, EXCHANGE AND RETIREMENT OF NOTES

    A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID, market discount or any discount with respect to a Short-Term Note previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Notes or with respect to market discount, such gain or loss will be capital gain or loss. Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation. The deductibility of capital losses is subject to limitations.


NON-UNITED STATES HOLDERS

    Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

      (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying

    Agent of principal, premium, if any, or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881 (c) of the Code and the regulations thereunder;

      (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note; and

      (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

    To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a U.S. person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an Internal Revenue Service ("IRS") Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1998 with respect to an offshore account or through certain foreign intermediaries.

    If a non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest (including OID) made to such non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

    If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such premium, interest and OID on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including OID) on a Note will be included in such foreign corporation's earnings and profits.

    Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement, or other disposition and certain other conditions are met.


INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if payments of the principal, interest, OID or premium on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (i) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption. Under the Final Regulations, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

    Payments of principal, interest, OID and premium on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in
(a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.


                        SUPPLEMENTAL PLAN OF DISTRIBUTION

    The Notes are offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable efforts to solicit purchases of the Notes. The Company will pay each Agent a commission of from
 .125% to .750% of the principal amount of each Note, depending upon its Stated Maturity, sold through such Agent. With respect to maturities greater than 30 years, the commission will be negotiated between the Company and the Agents. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by such Agent.

    The Company also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. Unless otherwise indicated in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note having an identical Stated Maturity. In addition, unless otherwise indicated in the applicable Pricing Supplement, if any Note is resold by an Agent to any broker-dealer at a discount, such discount will not be in excess of the discount or commission received by such Agent from the Company. After the initial public offering of the Notes, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), the concession and the discount may be changed. The Company also reserves the right to sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so or as otherwise provided in the applicable Pricing Supplement. In such circumstances, the Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. In the case of sales made directly by the Company, no commission will be payable.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Act, or to contribute to payments each Agent may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain of the Agents' expenses, including, but not limited to, the fees and expenses of counsel to the Agents.

    The Company has been advised by each Agent that it may from time to time purchase and sell Notes in the secondary market, but that it is not obligated to do so. There can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each Agent may make a market in the Notes.

    In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent creates or the Agents create, as the case may be, a short position in Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

    Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither the Company nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Agents and their affiliates may engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business. Affiliates of Chase Securities Inc. and J.P. Morgan Securities Inc. are lenders under the Company's bank facilities and, to the extent that the proceeds hereof are used to repay bank indebtedness, may receive a portion of the net proceeds from this offering as a result of the repayment of a portion of the bank indebtedness. See "Use of Proceeds" in the accompanying Prospectus.

PROSPECTUS
                                  $750,000,000
                             INGERSOLL-RAND COMPANY
                                  Common Stock
                                Preference Stock
                                 Debt Securities
                            Stock Purchase Contracts
                              Stock Purchase Units

                           INGERSOLL-RAND FINANCING I
                           INGERSOLL-RAND FINANCING II
                     Trust Preferred Securities, Guaranteed
                        To The Extent Set Forth Herein By
                             INGERSOLL-RAND COMPANY
                               ------------------


    Ingersoll-Rand Company ("Ingersoll-Rand" or the "Company") from time to time may sell, up to an aggregate initial offering price of $750,000,000, in each case on terms to be determined by market conditions at the time of sale, its (i) common stock, $2 par value per share (the "Common Stock"), (ii) preference stock, without par value, in one or more series (the "Preference Stock"), (iii) debt securities in one or more series, which may be either senior (the "Senior Debt Securities"), senior subordinated (the "Senior Subordinated Debt Securities") or junior subordinated (the "Junior Subordinated Debt Securities", and together with the Senior Debt Securities and the Senior Subordinated Debt Securities, the "Debt Securities"), (iv) Stock Purchase Contracts (the "Stock Purchase Contracts") to purchase Common Stock and (v) Stock Purchase Units (the "Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities or Trust Preferred Securities (as defined) or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contract.

    Ingersoll-Rand Financing I and Ingersoll-Rand Financing II, each of which is a statutory business trust created under the laws of the State of Delaware (each a "Trust" or an "Ingersoll-Rand Trust"), the Trust Common Securities (as defined herein) of which will be wholly-owned by the Company at the time of issuance of any Trust Preferred Securities, may offer preferred securities representing undivided beneficial ownership interests in the assets of the respective Ingersoll-Rand Trust (the "Trust Preferred Securities"). The payment of periodic cash distributions with respect to Trust Preferred Securities of each of the Ingersoll-Rand Trusts out of moneys held by each of the Ingersoll-Rand Trusts, and payments on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by the Company to the extent described herein (each a "Trust Preferred Guarantee"). See "Description of Trust Preferred Guarantees." The Company's obligations under the Trust Preferred Guarantees are subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu with the most senior Preference Stock, if any, issued from time to time by the Company. In the event an Ingersoll-Rand Trust issues Trust Preferred Securities or Trust Common Securities, the proceeds to such Ingersoll-Rand Trust from such offering will be invested in Junior Subordinated Debt Securities (the "Corresponding Junior Subordinated Debt Securities"), which will be issued and sold in one or more series by the Company to such Ingersoll-Rand Trust or the trustee of such trust and which will have terms corresponding to the terms of the related Trust Preferred Securities (the "Related Trust Preferred Securities"). The Corresponding Junior Subordinated Debt Securities purchased by an Ingersoll-Rand Trust may be subsequently distributed pro rata to holders of the Related Trust Preferred Securities or Trust Common Securities in connection with the dissolution of such Ingersoll-Rand Trust upon the occurrence of certain events as may be described in the related Prospectus Supplement. The Trust Preferred Securities, together with the Common Stock, the Preference Stock, the Debt Securities, the Stock Purchase Contracts, the Stock Purchase Units and the Trust Preferred Guarantees, are collectively referred to as the "Securities."

    With respect to each series of Securities, a supplement to this Prospectus will be delivered (a "Prospectus Supplement") together with this

Prospectus setting forth the terms of such Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, coin or currency in which principal, premium, if any, and interest, if any, will be payable, any terms for redemption, any terms for sinking fund payments, whether the Debt Securities will be subordinated, the initial public offering price, the names of, the principal amounts to be purchased by, and the compensation of underwriters, dealers or agents, if any, any listing of the Securities on a securities exchange and the other terms in connection with the offering and sale of such Securities. With respect to the Stock Purchase Contracts, the related Prospectus Supplement will set forth, among other things, the designation and number of shares of Common Stock issuable thereunder, the purchase price of Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, and any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice-versa. With respect to the Stock Purchase Units, the related Prospectus Supplement will set forth, among other things, the specific terms of the Stock Purchase Contracts and any Debt Securities or Trust Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts. With respect to the Trust Preferred Securities, the related Prospectus Supplement will set forth, among other things, the specific designation, rights, preferences, privileges and restrictions thereof, including distribution rate or rates (or method of ascertaining the same), distribution payment dates, voting rights, liquidation preference, and any conversion, exchange, redemption or sinking fund provisions, the terms upon which the proceeds of the sale of the Trust Preferred Securities will be used to purchase a specific series of Junior Subordinated Debt Securities of the Company and the terms upon which the obligations of the Ingersoll-Rand Trust to make periodic cash distributions on the Trust Preferred Securities or make payments upon liquidation or dissolution of the Ingersoll-Rand Trust or upon redemption of the Trust Preferred Securities, to the extent funds are available therefor, shall be unconditionally guaranteed by Ingersoll-Rand.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
                   TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

    The Securities may be sold directly to purchasers or to or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the sale of any Securities, their names and any applicable fee, commission or discount arrangements will be set forth in the Prospectus Supplement. The net proceeds to the Company or any Ingersoll-Rand Trust from sales of Securities will be set forth in the related Prospectus Supplement and will be the purchase price of such Securities less attributable issuance expenses, including underwriters', dealers' or agents' compensation arrangements. See "Plan of Distribution" for indemnification arrangements for underwriters, dealers and agents.

                               ------------------

                 The date of this Prospectus is August 26, 1997.

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is listed on the New York Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company may be inspected at the office of such Exchange, 20 Broad Street, New York, N.Y. 10005. This Prospectus does not contain all information set forth in the Registration Statement (of which this Prospectus is a part) and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

    No separate financial statements of the Ingersoll-Rand Trusts have been included herein. The Company does not consider that such financial statements would be material to holders of the Securities because: (i) the Company, a reporting company under the 1934 Act, owns, directly or indirectly, all of the voting securities of each Ingersoll-Rand Trust, (ii) neither Ingersoll-Rand Trust has any independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Ingersoll-Rand Trusts and investing the proceeds thereof in Subordinated Debt Securities and (iii) the obligations of each Ingersoll-Rand Trust to make periodic cash payments on Trust Preferred Securities and payments upon liquidation or dissolution of such Ingersoll-Rand Trust or upon redemption of the Trust Preferred Securities, to the extent funds are available therefor, are unconditionally guaranteed by the Company. See "Description of Trust Preferred Guarantees" and "Description of Debt Securities."


                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 are incorporated herein by reference and made a part of this Prospectus, and all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any amendment or supplement hereto to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any such amendment or supplement.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Ingersoll-Rand Company, P.O. Box 8738, Woodcliff Lake, New Jersey 07675, Attention: R.G. Heller, Secretary (telephone 201-573-0123).


                                   THE COMPANY

    Ingersoll-Rand was organized in 1905 under the laws of the State of New Jersey as a consolidation of Ingersoll-Sergeant Drill Company and the Rand Drill Company, whose businesses were established in the early 1870s. Over the years, the Company has supplemented its original business, which consisted primarily of the manufacture and sale of rock drilling equipment, with additional products which have been developed internally or obtained through acquisition.

    Ingersoll-Rand manufactures and sells primarily non-electrical machinery and equipment, including air compression systems, air tools, pumps, antifriction bearings, construction equipment, architectural hardware and drilling equipment. The products manufactured by Ingersoll-Rand and its subsidiaries and affiliates are sold principally under the name Ingersoll-Rand and also under other names. The manufacturing and sales operations of Ingersoll-Rand are conducted throughout the world.

    The Company's principal executive offices are at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07675 (telephone 201-573-0123). Unless the context otherwise requires, the terms "Ingersoll-Rand" and "Company" refer to Ingersoll-Rand Company and its consolidated subsidiaries.


                            THE INGERSOLL-RAND TRUSTS

    Each of Ingersoll-Rand Financing I and Ingersoll-Rand Financing II is a statutory business trust created under Delaware law pursuant to (i) a separate trust agreement executed by the Company, as Depositor for such trust (the "Depositor"), and the trustees of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. The trust agreements will be amended and restated in their entirety (each as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be qualified as Indentures under the Trust Indenture Act of 1939. Each Ingersoll-Rand Trust exists for the exclusive purposes of (i) issuing the Trust

Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) investing the proceeds received by the Ingersoll-Rand Trust from the sale of the Trust Securities in Corresponding Junior Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that, upon an event of default under a Trust Agreement, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Company will directly or indirectly acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each Ingersoll-Rand Trust. Each Ingersoll-Rand Trust has a term of approximately 55 years but may dissolve earlier, as provided in each Trust Agreement. Each Ingersoll-Rand Trust's business and affairs will be conducted by its trustees, including a Property Trustee (as defined below), a Delaware Trustee (as defined below) and three individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Ingersoll-Rand Trustees") appointed by the Company as the direct or indirect holder of all the Trust Common Securities. The holder of the Trust Common Securities of a Trust, or the holders of a majority in liquidation amount of the Related Trust Preferred Securities if an event of default under the Trust Agreement for such Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Trust. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Trust Common Securities. The duties and obligations of the Ingersoll-Rand Trustees shall be governed by the Trust Agreement of such Ingersoll-Rand Trust. One Ingersoll-Rand Trustee of each Ingersoll-Rand Trust will be a financial institution that is not affiliated with the Company and has combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in the related Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Ingersoll-Rand Trustee of each Ingersoll-Rand Trust will have a principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Ingersoll-Rand Trusts and the offering of the Trust Securities.

    The office of the Delaware Trustee for each Ingersoll-Rand Trust is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The address for each Ingersoll-Rand Trust is c/o the Company, the Depositor of each Trust, at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07675.

                                 USE OF PROCEEDS

    The Company intends to apply the net proceeds from the sale of the Securities to which this Prospectus relates to its general funds to be used for capital expenditures, acquisitions and other general corporate purposes. Funds not required immediately for such purposes may be invested in short-term obligations or used to reduce the future level of the Company's commercial paper obligations.


                             SELECTED FINANCIAL DATA

    The following table sets forth selected financial data of the Company for each of the years in the five year period ended December 31, 1996 and the six month periods ended June 30, 1997 and 1996. Information on a per share basis is presented as reported and restated to reflect the 3-for-2 stock split which will be effected in the form of a stock dividend, declared on August 6, 1997 and payable on September 2, 1997 to shareholders of record on August 19, 1997:

                                   SIX MONTHS ENDED
                                        JUNE 30,               YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------
                                     1997      1996     1996     1995     1994     1993    1992
---------------------------------------------------------------------------------------------------
                                           (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
                                      (UNAUDITED)
---------------------------------------------------------------------------------------------------
Net sales                           $3,476.8 $3,366.7 $6,702.9 $5,729.0 $4,507.5 $4,021.1  $3,783.8
---------------------------------------------------------------------------------------------------
Net earnings (loss)                    189.4    166.8    358.0    270.3    211.1    142.5    (234.4)
---------------------------------------------------------------------------------------------------
Total assets                         5,903.7  5,695.8  5,621.6  5,563.3  3,596.9  3,375.3   3,387.6
---------------------------------------------------------------------------------------------------
Long-term debt                       1,164.9  1,303.7  1,163.8  1,304.4    315.9    314.1     355.6
---------------------------------------------------------------------------------------------------
Shareholders' equity                 2,231.8  1,927.5  2,090.8  1,795.5  1,531.3  1,349.8   1,293.4
---------------------------------------------------------------------------------------------------
Earnings (loss) per common share(1)     1.75     1.56     3.33     2.55     2.00     1.36     (2.25)
---------------------------------------------------------------------------------------------------
Earnings (loss) per common share(2)     1.16     1.04     2.22     1.70     1.33     0.91     (1.50)
---------------------------------------------------------------------------------------------------
Dividends per common share(1)           0.41     0.37     0.78     0.74     0.72     0.70      0.69
---------------------------------------------------------------------------------------------------
Dividends per common share(2)           0.27     0.25     0.52     0.49     0.48     0.47      0.46
---------------------------------------------------------------------------------------------------

------------------

(1) Prior to the 3-for-2 stock split.

(2) Restated to give effect to the 3-for-2 stock split.


                       RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company for each of the years in the five year period ended December 31, 1996 and for the six month period ended June 30, 1997. For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges, excluding the Company's proportionate share in the undistributed earnings (losses) of less than fifty-percent-owned affiliates (accounted for using the equity method), minority interests and capitalized interest. Fixed charges consist of interest (including capitalized interest), amortization of debt discount and expense and that portion (one-third) of rental expense deemed to be representative of an interest factor included therein.

 SIX MONTH
PERIOD ENDED
 JUNE 30,                     YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------
   1997        1996        1995        1994       1993        1992
-----------------------------------------------------------------------
   5.26      5.01 (1)      4.51        5.46      3.69 (2)    2.45 (3)
-----------------------------------------------------------------------

------------

(1) The 1996 calculation includes the effect of a $42.4 million pretax charge mainly relating to the realignment of the Company's foreign operations. The 1996 calculation also includes the $55 million of pretax income relating to the sales of the Process Systems Group. Excluding these amounts, the ratio would have been 4.93.
(2) The 1993 calculation includes the effect of the $5 million pretax charge relating to the restructure of the Company's underground mining machinery business. Excluding this amount, the ratio would have been 3.75.
(3) The Company's portion of the earnings and fixed charges of the Dresser-Rand Company (a joint venture formed effective January 1, 1987 with Dresser Industries, Inc.) is included through September 30, 1992. Effective October 1, 1992, the Company's ownership interest in the Dresser-Rand Company was reduced from 50% to 49%. The 1992 calculation includes (i) the effect of the $10 million pretax charge relating to the restructure of the Company's aerospace bearings business and (ii) the full effect of the $70 million pretax restructure of operations charge relating to the Ingersoll-Dresser Pump Company. Excluding the 1992 restructure charges, the ratio would have been 3.35.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the Company's capital stock summarizes certain provisions of the Company's Restated Certificate of Incorporation (as it may be amended, the "Certificate of Incorporation"), the Rights Agreement, as amended, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement") and the New Jersey Business Corporation Act (the "NJBCA") and is subject to and is qualified in its entirety by reference to such documents and provisions.


GENERAL

    The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock and 10,000,000 shares of preference stock, of which 563,000 shares of Series A Preference Stock (the "Series A Preference Stock") have been reserved for issuance. At June 30, 1997, no shares of the authorized Preference Stock were issued and outstanding and 110,550,296 shares of the authorized Common Stock were issued and outstanding. The Company also had outstanding, as of such date, 55,275,148 Series A Preference Stock Purchase Rights (the "Rights"). On August 6, 1997, the Board of Directors of the Company declared a three-for-two stock split payable on September 2, 1997 to shareholders of record on August 19, 1997. See "--Rights Plan."


COMMON STOCK

    Dividends. Subject to the rights of holders of Preference Stock, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

    Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment in full has been made to the holders of Preference Stock of the amounts to which they are respectively entitled or sufficient sums have been set apart for the payment thereof, the holders of Common Stock shall be entitled to receive ratably any and all assets remaining to be paid or distributed, and the holders of Preference Stock shall not be entitled to share therein.

    Voting. Except as otherwise expressly provided in the Certificate of Incorporation or as may be required by law, the holders of Common Stock of the Company shall be entitled at all meetings of stockholders to one vote for each share of such stock held by them respectively and shall vote together with the holders of Preference Stock as one class. At all elections of directors, each holder of Common Stock shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast, multiplied by the number of directors to be elected, and such holder may cast all such votes for a single director, or may distribute them, among the number to be voted for or any two or more of such directors.

    Preemptive Rights. No holder of shares of Common Stock shall have any preemptive or preferential rights to subscribe to or purchase any shares of any class or series of stock of the Company, now or hereafter authorized, or any series convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any class or series of the Company, now or hereafter authorized.

    All the outstanding shares of Common Stock are fully paid and non-assessable.

    The registrar and transfer agent for the Common Stock is The Bank of New
York.


PREFERENCE STOCK

    The Certificate of Incorporation provides for Preference Stock which may be issued, from time to time, in one or more series with certain rights and limitations as may be fixed by the Board of Directors of the Company. The Company has no present plan to issue any Preference Stock other than in accordance with the Rights Plan (as defined herein). However, the Board of Directors of the Company, without stockholder approval, may issue Preference Stock that could adversely affect the voting power of holders of the Common Stock. Issuance of Preference Stock could be utilized, under certain circumstances, in an attempt to prevent a takeover of the Company.

    The following description sets forth certain general terms and provisions of the Preference Stock to which a Prospectus Supplement may relate. Certain terms of a series of the Preference Stock offered by a Prospectus Supplement will be described in such Prospectus Supplement. If so indicated in the Prospectus Supplement and if permitted by the Certificate of Incorporation and by law, the terms of any such series may differ from the terms set forth below. The following description of the Preference Stock summarizes certain provisions of the Certificate of Incorporation and is subject to and qualified in its entirety by reference to the Certificate of Incorporation and the Certificate of Amendment thereto which will be filed with the Commission promptly after any offering of such series of Preference Stock. The following description, together with any description of the terms of a series of Preference Stock set forth in the related Prospectus Supplement, summarizes all of the material terms of such series of Preference Stock.

    General. The Board of Directors may cause Preference Stock to be issued from time to time in one or more series and is expressly authorized to fix:

        (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

       (ii) the rate of dividends payable on shares of such series and the date or dates from which dividends shall accumulate;

      (iii) the terms, if any, on which shares of such series may be redeemed, including, without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

       (iv) the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;

        (v) the amount or amounts which shall be paid to the holders of shares of such series in case of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

       (vi) the terms, if any, upon which the holders of shares of such series may convert shares thereof into stock of any other class or classes or of any one or more series of the same class or of another class or classes; and

      (vii) such other rights, preferences and limitations as may be permitted to be fixed by the Board of Directors of the Company under the laws of the State of New Jersey as in effect at the time of the creation of such series.

    All shares of Preference Stock, irrespective of series, shall be of equal rank, and shall be identical in all respects except to the terms fixed by the Board of Directors as permitted in the Certificate of Incorporation. The Board of Directors is authorized to change the designation, rights, preferences and limitations of any series of Preference Stock theretofore established, no shares of which have been issued. The Board of Directors is authorized to amend the Certificate of Incorporation to set forth the designation, number of shares, rights, preferences and limitations of any series of Preference Stock fixed by the Board of Directors, or to reflect any change therein made by the Board of Directors, as permitted in the Certificate of Incorporation.

    Dividends. The holders of Preference Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative dividends in cash at the annual rate for each particular series theretofore fixed by the Board of Directors, payable in respect of each series on the date or dates which shall be fixed by the Board of Directors with respect to each particular series.

    If at any time there are two or more series of Preference Stock outstanding, any dividend paid upon shares of Preference Stock in an amount less than all dividends accrued and unpaid on all outstanding shares of Preference Stock shall be paid ratably among all series of Preference Stock in proportion to the full amount of dividends accrued and unpaid on each such series.

    So long as any Preference Stock is outstanding, no dividend shall be paid or declared, nor any distribution be made, on the Common Stock or any other stock of the Company ranking junior to the Preference Stock in the payment of dividends (other than a dividend payable in stock of junior rank), nor shall any shares of Common Stock or any other stock of junior rank be acquired for consideration by the Company or by any subsidiary except in exchange for shares of stock of junior rank unless

(i) full dividends on the Preference Stock for all past dividend periods shall have been paid or shall have been declared and a sufficient sum set apart for the payment thereof and (ii) all obligations of the Company, if any, with respect to the redemption or purchase of shares of Preference Stock in accordance with the requirements of any sinking fund have been met. Subject to the foregoing provisions, such dividends (payable in cash, stock or otherwise) as may be determined from time to time by the Board of Directors may be declared and paid on the Common Stock or any other stock of junior rank out of the remaining funds of the Company legally available for the payment of dividends; and the Preference Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

    Redemption. If so provided by the Board of Directors, the Company, at the option of the Board of Directors, or in accordance with the requirements of any sinking fund for the Preference Stock or any series thereof, may redeem the whole or any part of the Preference Stock at any time outstanding, or the whole or any part of any series thereof, at such time or times and from time to time and at such redemption price or prices as may be fixed by the Board of Directors pursuant to the Certificate of Incorporation, together in each case with an amount equal to all unpaid dividends accrued thereon to the date fixed for such redemption, and otherwise upon the terms and conditions fixed by the Board of Directors for any such redemption; provided, however, that no optional redemption of less than all of the Preference Stock shall take place unless (i) full dividends on the Preference Stock for all past dividend periods shall have been paid or declared and a sufficient sum set apart for the payment thereof and
(ii) all obligations of the Company, if any, with respect to the redemption or purchase of shares of Preference Stock in accordance with the requirements of any sinking fund have been met. If at any time there are two or more series of Preference Stock outstanding, any amount expended in purchasing or redeeming shares of Preference Stock pursuant to the provisions of sinking funds therefor which is less than the amount then required to be so expended under all such funds shall be expended ratably among all series of Preference Stock in proportion to the full amount of expenditures of such funds then required in respect of each such series.

    Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of Preference Stock then outstanding shall be entitled to receive out of the assets of the Company, before any distribution or payment shall be made to the holders of the Common Stock or any other stock of Company ranking junior to the Preference Stock with respect to the distribution of assets, the amount determined by the Board of Directors in creating such series, plus in each case an amount equal to all unpaid dividends accrued thereon to the date fixed for such payment to the holders of the Preference Stock. If upon any such liquidation, dissolution or winding up, two or more series of Preference Stock are outstanding, any distribution to holders of Preference Stock in an aggregate amount less than the total payable with respect to all outstanding Preference Stock shall be made ratably among all series of Preference Stock in proportion to the full amount payable upon such liquidation, dissolution or winding up in respect of each such series.

    Voting. The holders of Preference Stock shall have the voting rights set forth below:

      (a) Except as otherwise expressly provided in the Certificate of Incorporation or as may be required by law, the holders of Preference Stock shall be entitled at all meetings of stockholders to three votes for each five shares of such stock held by them respectively (a holder of less than five shares being entitled to no vote) and the holders of all series of Preference Stock shall vote together with the holders of Common Stock as one class. At all elections of directors, each holder of Preference Stock shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast, multiplied by the number of directors to be elected, and such holder may cast all such votes for a single director, or may distribute them among the number to be voted for or any two or more of them as such holder may see fit.

      (b) If and whenever dividends on the Preference Stock shall be in arrears in an amount equivalent to six quarterly dividends or mandatory sinking fund payments shall be in arrears in an amount equal to the aggregate of all such payments required during one year, then, at any ensuing annual meeting of stockholders at which at least a majority of the outstanding shares of Preference Stock are represented, the holders of Preference Stock of all series thereof then outstanding, voting separately as a class, shall be entitled to elect two directors. Such right of the holders of Preference Stock shall continue to be exercisable until all dividends in arrears on Preference Stock shall have been paid in full or declared and a sum sufficient for the payment thereof set apart and all mandatory sinking fund payments in arrears shall have been paid in full, whereupon such right shall cease. During any time that the holders of Preference Stock are entitled to elect two such directors, they shall also be entitled to participate with the Common Stock in the election of any other directors.

      (c) Notwithstanding any other provision of the Certificate of
Incorporation:

         (i) the affirmative approval of the holders of at least two-thirds in interest of Preference Stock of all series thereof then outstanding present and voting at a meeting, acting as a single class without regard to series, shall be required for any amendment of the Certificate of Incorporation altering materially and adversely any existing provision of the Preference Stock or for the creation, or an increase in the authorized amount, of any class of stock ranking, as to dividends or assets, prior to the Preference Stock; and

         (ii) the affirmative approval of the holders of at least a majority in interest of Preference Stock of all series thereof then outstanding present and voting at a meeting, acting as a single class without regard to series, shall be required for an increase in the authorized amount of Preference Stock, or for the creation, or an increase in the authorized amount, of any class of stock ranking, as to dividends or assets, on a parity with the Preference Stock;

provided, however, that if any amendment to the Certificate of Incorporation shall affect adversely the rights or preferences of one or more, but not all, of the series of Preference Stock at the time outstanding, or shall unequally adversely affect the rights or preferences of different series of Preference Stock at the time outstanding, the affirmative approval of the holders of at least two-thirds in interest of the shares of each such series so adversely or unequally adversely affected present and voting at a meeting shall be required in lieu of or (if such affirmative approval is required by law) in addition to the affirmative approval of the holders of at least two-thirds in interest of the shares of Preference Stock as a class present and voting at such meeting.

    Preemptive Rights. No holder of shares of any series of Preference Stock shall have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock of the Company, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any laws or series of the Company, now or hereafter authorized.

    Other Provisions. Subject to the requirements of paragraph (c) under "--Voting" above, but notwithstanding any other provisions of the Certificate of Incorporation, the Board of Directors, in the resolution or resolutions providing for the issue of any series of Preference Stock, may determine, to the extent that the Board of Directors may be permitted to do so under the laws of the State of New Jersey as in effect at the time of the creation of such series:

       (i) the voting rights, full or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional directors of the Company in case of dividend arrearages or other specified events, or upon other matters;

       (ii) whether or not and upon what conditions dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

       (iii) whether or not the holders of shares of such series shall have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock of the Company, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any class or series of the Company, now or hereafter authorized; and

       (iv) whether or not the issuance of additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the preferences, rights and qualifications of any such other series.

VOTING REQUIREMENTS

    Majority Voting Requirements. Subject to the provisions described below under "--Greater Voting Requirements" and except as otherwise expressly provided in the Certificate of Incorporation or as may be required by law, the majority voting requirements prescribed in subsections 14A:10-3(2) and 14A:12-4(4) and in paragraphs 14A:9-2(4)(c) and 14A:10-11(1)(c) of the NJBCA shall apply to the Company. As a result, in the case of each of (i) a plan of merger or consolidation, (ii) a dissolution of the Company, (iii) an amendment to the Certificate of Incorporation and (iv) a sale, lease, exchange or other disposition of all, or substantially all, of the assets of the Company, any such action shall be approved upon receiving the affirmative vote of a majority of the votes cast by the holders of shares of the Company entitled to vote therein, and, in addition, if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Such voting requirements shall generally be subject to such greater requirements as are provided in the NJBCA for specific amendments or as may be provided in the Certificate of Incorporation.

    Greater Voting Requirements. The affirmative vote of the holders of four-fifths of the outstanding shares of all classes of stock of the Company entitled to vote, considered for the purposes of this paragraph as one class, shall be required to authorize (i) the merger or consolidation of the Company or a subsidiary of the Company with or into any other corporation, person or other entity, (ii) any sale, lease, exchange or other disposition of all or any material part of the assets of the Company or of any subsidiary of the Company to or with any other corporation, person or other entity or (iii) any issuance or transfer of securities of the Company upon conversion of or in exchange for the securities or assets of any other corporation, person or entity if (as of the date of any action taken by the Board of Directors with respect to such transaction or as of any record date for the determination of stockholders entitled to notice and to vote with respect thereto or immediately prior to the consummation of such transaction) such other corporation, person or other entity referred to in clause (i), clause (ii) or clause (iii) above is the beneficial owner, directly or indirectly, of more than 10% of any class of capital stock of the Company. For the purposes hereof, any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Company, (x) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (y) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (x) above) by any other corporation, person or other entity with which it has any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of stock or of any material part of the assets of the Company or of it, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act, as in effect on January 1, 1970. Any determination made in good faith by the Board of Directors, on the basis of information at the time available to it, as to whether any corporation, person or other entity is the beneficial owner of more than 10% of any class of capital stock of the Company, or is an "affiliate" or "associate", as above defined, shall be conclusive and binding for all purposes of this paragraph. The provisions described in this paragraph shall not apply to any agreement for the merger of any subsidiary of the Company with the Company or with another subsidiary of the Company where the Company or such other subsidiary shall be the surviving corporation and where the provisions described in this paragraph shall not be changed or otherwise affected by or by virtue of the merger.

DIRECTORS

    The Board of Directors shall be divided as equally as may be into three classes, each of which shall consist of such number as the by-laws may from time to time provide, but no class shall consist of less than two members. At each annual election, the successors of the directors of the class whose terms expire in that year are elected to hold office for the term of three years, so that the term of office of one class of directors shall expire in each year. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. In case of any increase in the number of directors of any class or classes, the additional directors may be elected by the Board of Directors, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders and until his successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Directors may be removed without cause only upon the affirmative vote of the holders of at least four-fifths of the shares of capital stock entitled to vote for the election of directors. Directors may be removed for cause upon the affirmative vote of two-thirds of the entire Board. The affirmative vote of the holders of at least four-fifths of the shares of capital stock entitled to vote for the election of the directors shall be required for any amendment or deletion of this provision, unless such amendment or deletion shall have been approved by the unanimous vote of the directors then in office, in which case the majority voting requirements of the NJBCA described above shall apply thereto.

      The provisions of the Certificate of Incorporation relating to directors shall have no application to any directors who may be elected by the holders of Preference Stock or any series thereof, voting as a class or series, as the case may be, pursuant to a right to elect directors conferred upon such holders by reason of default in the payment of dividends, failure to discharge sinking fund obligations or otherwise. Any such directors shall be in addition to the directors to be elected pursuant to the paragraph immediately above and shall be elected in the manner, and serve for such term, as may be provided in the Certificate of Incorporation.


RIGHTS PLAN

    On December 7, 1988, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock of the Company. The dividend was payable on December 22, 1988 to shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one-hundredth (1/100) of a share of a series of preference stock of the Company, designated as Series A Preference Stock, without par value (the "Series A Preference Stock"), at a price of $130 (the "Purchase Price").

    On May 6, 1992, the Board of Directors of the Company declared a two-for-one stock split in the form of a dividend distribution of one share of Common Stock for each outstanding share of Common Stock (the "First Common Stock Dividend"). The First Common Stock Dividend was payable on June 1, 1992 to shareholders of record on May 19, 1992. After giving effect to receipt of the First Common Stock Dividend, each holder of a Right was deemed to be the holder of (i) one-half of a Right in respect of the share of Common Stock pursuant to which such Right originally had been issued and (ii) one-half of a Right in respect of the share of Common Stock received by such holder pursuant to the First Common Stock Dividend.

    On August 6, 1997, the Board of Directors of the Company declared a three-for-two stock split in the form of a dividend distribution of one share of Common Stock for every two outstanding shares of Common Stock (the "Second Common Stock Dividend"). The Second Common Stock Dividend will be payable on September 2, 1997 to shareholders of record on August 19, 1997. After giving effect to receipt of the Second Common Stock Dividend, each holder of a Right will be deemed to be the holder of (i) one-third of a Right in respect of the share of Common Stock pursuant to which such Right originally had been issued,
(ii) one-third of a Right in respect of the share of Common Stock received by such holder pursuant to the First Common Stock Dividend and (iii) one-third of a Right in respect of the share of Common Stock received by such holder pursuant to the Second Common Stock Dividend.

    Until the close of business on the Distribution Date, which will occur on the earlier to occur of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") other than the Company, any subsidiary of the Company or any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company (an "Exempt Person"), has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (the "Stock Acquisition Date"), (ii) the declaration by the Board of Directors that any Person is an Adverse Person or (iii) the tenth day after the date of the commencement of, or the first public announcement of the intent of any person (other than an Exempt Person) to commence, a tender offer or exchange offer (other than a tender or exchange offer by an Exempt Person) which would result in the ownership of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be represented by and transferred with, and only with, the Common Stock. Until the Distribution Date, new certificates issued for Common Stock after December 22, 1988 contain a legend incorporating the Rights Agreement by reference, and the surrender for transfer of any of the Company's Common Stock certificates constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of the Common Stock at the close of business on the Distribution Date, and thereafter the separate certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on December 22, 1998, unless earlier redeemed by the Company as described below.

    The Series A Preference Stock will be nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of Preference Stock, subordinate to any other series of Preference Stock. The Series A Preference Stock will, however, rank prior to the Common Stock. The Series A Preference Stock may not be issued except upon exercise of Rights. Each share of Series A Preference Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount per share equal to 100 times the cash dividends declared on the Company's Common Stock. In addition, the Series A Preference Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of a default on such dividends, the holders of the Series A Preference Stock (together with the holders of any other Preference Stock similarly entitled) will be entitled to elect two directors. In the event of liquidation, the holders of Series A Preference Stock will be entitled to receive a liquidation payment in an amount equal to 100 times the payment made per share of Common Stock. Each share of Series A Preference Stock will have 100 votes, voting together with the Common Stock and not as a separate class unless otherwise required by law or the Certificate of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of Series A Preference Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of the Series A Preference Stock as to dividends, liquidation and voting are protected by antidilution provisions.

    The Purchase Price payable, and the number of shares of Series A Preference Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A Preference Stock, (ii) upon the grant to holders of the Series A Preference Stock of certain rights or warrants to subscribe for Series A Preference Stock or convertible securities at less than the current market price of the Series A Preference Stock or (iii) upon the distribution to holders of the Series A Preference Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Series A Preference Stock) or of subscription rights or warrants (other than those referred to above).

    If (i) any Person (other than an Exempt Person) becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock, (ii) the Board of Directors of the Company, by majority vote, shall declare any Person to be an Adverse Person, (iii) any Acquiring Person, Adverse Person or any affiliates or associates thereof engages in one or more "self-dealing" transactions as described in the Rights Agreement, then each holder of a Right, other than the Acquiring Person or Adverse Person, will have the right to receive in lieu of Series A Preference Stock, upon payment of the Purchase Price, a number of shares of Common Stock having a market value equal to twice the Purchase Price. This same right will be available to each holder of record of a Right, other than the Acquiring Person or Adverse Person, if, while there is an Acquiring Person or Adverse Person, there occurs any reclassification of securities, any recapitalization of the Company, or any merger or consolidation or other transaction involving the Company or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate ownership interest of the Company or any of its subsidiaries which is owned or controlled by the Acquiring Person or Adverse Person. Alternatively, at any time after any person or group acquires 15% or more of the Common Stock or the Board of Directors determines that a Person is an Adverse Person, the Board of Directors of the Company may exchange one share of the Common Stock (or an equivalent share of the Series A Preference Stock) for each outstanding Right other than Rights held by an Acquiring Person or Adverse Person, which become void. To the extent that insufficient shares of Common Stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise shares of Common Stock to the extent available and then Series A Preference Stock, cash, property or other securities of the Company (which may be accompanied by a reduction in the Purchase Price), in proportions determined by the Company, so that the aggregate value received is equal to twice the Purchase Price. Rights are not exercisable following the occurrence of the events described in this paragraph until the expiration of the period during which the Rights may be redeemed as described below. Notwithstanding the foregoing, following the occurrence of the events described in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be void.

    Unless the Rights are redeemed earlier, if, after the Stock Acquisition Date or the declaration by the Board of Directors that a person is an Adverse Person, the Company is acquired in a merger or other business combination (in which any shares of the Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has a market value at the time of such transaction equal to two times the Purchase Price.

    Fractions of shares of Series A Preference Stock may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

    At any time until ten days following the Stock Acquisition Date or the declaration by the Board of Directors that a person is an Adverse Person (subject to extension by the Board of Directors), the Board of Directors (with the concurrence of a majority of the Independent Directors) may cause the Company to redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Independent Continuing Directors. Immediately upon the action of the Board of Directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price without any interest thereon. The term "Independent Directors" means any member of the Board of Directors of the Company who is not an officer of the Company. The term "Independent Continuing Directors" means any Independent Director who was a member of the Board of Directors immediately prior to the time that any Person shall become an Acquiring Person or Adverse Person, and any Independent Director who becomes a member of the Board of Directors subsequent to the time that any Person shall become an Acquiring Person or Adverse Person if such Independent Director is recommended or nominated to election on the Board of Directors by a majority of the Independent Continuing Directors, but shall not include an Acquiring Person or Adverse Person, or any representative of such Acquiring Person or Adverse Person.

    Until the close of business on the tenth day following the Stock Acquisition Date or the declaration by the Board of Directors that a person is an Adverse Person, and thereafter for as long as the Rights are redeemable, the Board of Directors (with the concurrence of a majority of the Independent Directors) may cause the Company to amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed, but no such amendment shall alter the redemption price, the date of expiration of the Rights, or the number of one one-hundredths of a share of Series A Preference Stock for which a Right is exercisable. At any time when the Rights are not then redeemable, the Company (with the concurrence of a majority of the Independent Continuing Directors) may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights as such.

    Until a Right is exercised, the holder, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.


                         DESCRIPTION OF DEBT SECURITIES

    The following description of Debt Securities sets forth certain general terms and provisions of Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions do not apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

    The Company may issue Debt Securities either separately, or together with, or upon the conversion of or in exchange for, other Securities. The Debt Securities may be (i) senior unsecured obligations (the "Senior Debt Securities") of the Company issued in one or more series under an Indenture dated as of August 1, 1986, as supplemented (as so supplemented, the "Senior Indenture") between the Company and The Bank of New York, as Trustee (the "Senior Trustee"), (ii) senior subordinated unsecured obligations (the "Senior Subordinated Debt Securities") of the Company issued in one or more series under an Indenture (the "Senior Subordinated Indenture") to be entered into between the Company and a trustee to be named therein (the "Senior Subordinated Trustee") or (iii) junior subordinated unsecured obligations (the "Junior Subordinated Debt Securities") of the Company issued in one or more series under an Indenture (the "Junior Subordinated Indenture") to be entered into between the Company and a trustee to be named therein (the "Junior Subordinated Trustee"). The Senior Indenture, the Senior Subordinated

Indenture and the Junior Subordinated Indenture are sometimes hereinafter referred to, collectively, as the "Indentures, and, individually, as an "Indenture"; and the Senior Trustee, Senior Subordinated Trustee and Junior Subordinated Trustee are sometimes hereinafter referred to, collectively, as the "Trustees" or individually, as a "Trustee."

    The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of each Indenture, including the definitions therein of certain terms. Numerical references in parentheses below are to sections in the applicable Indenture or Indentures. Whenever particular sections or defined terms of an Indenture are referred to, such sections or defined terms are incorporated herein by reference.


GENERAL

    The Indentures do not limit the amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. Except as described below, the Indentures do not limit the amount of other indebtedness or securities which may be issued by the Company.

    Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of such series of Offered Debt Securities: (1) the designation, aggregate principal amount and authorized denominations of such Offered Debt Securities; (2) the purchase price of such Offered Debt Securities (expressed as a percentage of the principal amount thereof); (3) the date or dates on which such Offered Debt Securities will mature; (4) the rate or rates per annum, if any (which may be fixed or variable), at which such Offered Debt Securities will bear interest or the method by which such rate or rates will be determined; (5) the dates on which such interest will be payable and the record dates for payment of interest, if any; (6) the coin or currency in which payment of the principal of (and premium, if any) or interest, if any, on such Offered Debt Securities will be payable; (7) the terms of any mandatory or optional redemption (including any sinking fund) or any obligation of the Company to repurchase Offered Debt Securities; (8) whether such Offered Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global Notes") and, if so, the identity of the depositary, if any, for such Global Note or Notes; (9) whether such Offered Debt Securities will be Senior Debt Securities, Senior Subordinated Debt Securities or Junior Subordinated Debt Securities; (10) the terms, if any, upon which such Debt Securities may be convertible into or exchangeable for other Securities; (11) in the case of Corresponding Junior Subordinated Debt Securities, the form of Trust Agreement and Guarantee Agreement and any other provisions relating to deferral of interest, extension of maturity and any other covenants and provisions applicable thereto; and (12) any other additional provisions or specific terms which may be applicable to that series of Offered Debt Securities.

    Principal, premium, if any, and interest, if any, will be payable, and the Debt Securities will be transferable or exchangeable, at the office or agency of the Company maintained for such purposes in the Borough of Manhattan, The City of New York, provided that payment of interest on any Debt Securities may, at the option of the Company, be made by check mailed to the registered holders. Interest, if any, will be payable on any interest payment date to the persons in whose names the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of, transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Some or all of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.


RANKING OF DEBT SECURITIES

    The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Senior Subordinated Debt Securities will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the supplemental indenture and the applicable Prospectus Supplement) of the Company, including the Senior Debt Securities. The Junior Subordinated Debt Securities will be unsecured junior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company, including the Senior Debt Securities and the Senior Subordinated Debt Securities). See "--Subordination of Senior Subordinated and Junior Subordinated Debt Securities."


CONVERSION AND EXCHANGE

    The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock, Preference Stock or other Debt Securities will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

GLOBAL NOTES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with or on behalf of a depositary located in the United States (a "U.S. Depositary") identified in the Prospectus Supplement relating to such series.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Note to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Note registered in the name of such depositary or its nominee. Upon the issuance of a Global
Note in registered form, the U.S. Depositary for such Global Note will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Note to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Notes. Ownership of beneficial interests in Global Notes by persons that hold such beneficial interests through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

    So long as the U.S. Depositary for a Global Note in registered form, or its nominee, is the registered owner of such Global Note, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Note for all purposes under the applicable Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Notes will not be entitled to have Debt Securities of the series represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

    Payment of principal of, premium, if any, and any interest on Debt Securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Note representing such Debt Securities. None of the Company, the Trustee, any

Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the U.S. Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of such depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

    A Global Note may not be transferred except as a whole by the U.S. Depositary for such Global Note to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. If a U.S. Depositary for Debt Securities of a series is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities in definitive registered form in exchange for the Global Note or Notes representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more Global Notes and, in such event, will issue Debt Securities in definitive form in exchange for the Global Note or Notes representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Note equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.


CERTAIN COVENANTS OF THE COMPANY

    SENIOR DEBT SECURITIES. The Senior Debt Securities will include the following covenants:

    Limitation on Liens. Unless otherwise indicated in the Prospectus Supplement relating to a series of Senior Debt Securities, the Company will not, and will not permit any Restricted Subsidiary to, create, assume or guarantee any indebtedness for money borrowed, secured by any mortgage, lien, pledge, charge or other security interest or encumbrance (hereinafter referred to as a "Mortgage" or "Mortgages") on any Principal Property of the Company or a Restricted Subsidiary or on any shares or Funded Indebtedness of a Restricted Subsidiary (whether such Principal Property, shares or Funded Indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the Senior Debt Securities (together, if the Company shall so determine, with any other indebtedness then or thereafter existing, created, assumed or guaranteed by the Company or such Restricted Subsidiary ranking equally with the Senior Debt Securities) shall be secured equally and ratably with or prior to such indebtedness. The Senior Indenture excludes, however, from the foregoing any indebtedness secured by a Mortgage (including any extension, renewal or replacement of any Mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness) (i) on property, shares or Funded Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) on property existing at the time of acquisition of such property, or to secure indebtedness incurred for the purpose of financing the purchase price of such property or improvements or construction thereon which indebtedness is incurred prior to or within 180 days after the later of such acquisition, completion of such construction or the commencement of commercial operation of such property; (iii) on property, shares or Funded Indebtedness of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (iv) on property of a Restricted Subsidiary to secure indebtedness of such Restricted Subsidiary to the Company or another Restricted Subsidiary; (v) on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgage; or (vi) existing at the date of the Senior Indenture; provided, however, that any Mortgage permitted by any of the foregoing clauses (i), (ii), (iii) and (v) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto. See also "Exempted Indebtedness" below.

    Limitation on Sale and Leaseback Transactions. Unless otherwise indicated in the Prospectus Supplement relating to a series of Senior Debt Securities, sale and leaseback transactions (which are defined in the Senior Indenture to exclude leases expiring within three years of making, leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and any lease of part of a Principal Property, which has been sold, for use in connection with the winding up or termination of the business conducted on such Principal Property) by the Company or any Restricted Subsidiary of any Principal Property are prohibited, unless (a) the Company would be entitled to incur indebtedness secured by a Mortgage on such Principal Property (see "Limitations on Liens" above) or (b) an amount equal to the fair value of the Principal Property so leased (as determined by the Board of Directors of the Company) is applied within 180 days to the retirement (otherwise than by payment at maturity or pursuant to mandatory sinking funds) of Senior Debt Securities or Funded Indebtedness of the Company or any Restricted Subsidiary on a parity with the Senior Debt Securities or to purchase, improve or construct Principal Properties. See also "Exempted Indebtedness" below.

    Exempted Indebtedness. Notwithstanding the limitations on Mortgages and sale and leaseback transactions described above, the Company or any Restricted Subsidiary may, in addition to amounts permitted under such restrictions, create, assume or guarantee secured indebtedness or enter into sale and leaseback transactions which would otherwise be prohibited, provided that at the time of such event, and after giving effect thereto, the sum of such outstanding secured indebtedness plus the Attributable Debt in respect of such sale and leaseback transactions (other than sale and leaseback transactions entered into prior to the date of the Senior Indenture and sale and leaseback transactions whose proceeds have been applied in accordance with clause (b) under "Limitation on Sale and Leaseback Transactions") does not exceed 5% of the shareholders' equity in the Company and its consolidated Subsidiaries. "Attributable Debt" means, as of any particular time, the then present value of the total net amount of rent required to be paid under such leases during the remaining terms thereof (excluding any renewal term unless the renewal is at the option of the lessor), discounted at the actual interest factor included in such rent, or, if such interest factor is not readily determinable, then at the rate of 8-3/8% per annum.

    Restrictions Upon Merger and Sales of Assets. Upon any consolidation or merger of the Company with or into any other corporation or any sale, conveyance or lease of all or substantially all the property of the Company to any other corporation, the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States of America or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Senior Debt Securities. The Company will not so consolidate or merge, or make any such sale, lease or other disposition, and the Company will not permit any other corporation to merge into the Company, unless immediately after giving effect thereto, the Company or such successor corporation, as the case may be, will not be in default under the Senior Indenture. If, upon any such consolidation, merger, sale, conveyance or lease, or upon any consolidation or merger of any Restricted Subsidiary, or upon the sale, conveyance or lease of all or substantially all the property of any Restricted Subsidiary to any other corporation, any Principal Property or any shares or Funded Indebtedness of any Restricted Subsidiary would become subject to any Mortgage, the Company will secure the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Senior Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Senior Debt Securities) by a Mortgage, the lien of which will rank prior to the lien of such Mortgage of such other corporation on all assets owned by the Company or such Restricted Subsidiary.

    Certain Definitions. The term "Principal Property" means any manufacturing plant or other manufacturing facility of the Company or any Restricted Subsidiary, which plant or facility is located within the United States of America, except any such plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries. The term "Funded Indebtedness" means indebtedness created, assumed or guaranteed by a person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than one year after the date of its original creation, assumption or guarantee. The term "Restricted Subsidiary" means any Subsidiary which owns a Principal Property excluding, however, any corporation the greater part of the operating assets of which are located or the principal business of which is carried on outside the United States of America. The term "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation shall at the time be owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

    SENIOR SUBORDINATED DEBT SECURITIES. The Senior Subordinated Debt Securities will include those covenants which may be set forth in the Prospectus Supplement to which such Debt Securities relate, including the following:

    Restrictions Upon Merger and Sales of Assets. Upon any consolidation or merger of the Company with or into any other corporation or any sale, conveyance or lease of all or substantially all the property of the Company to any other corporation, the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States of America or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Senior Subordinated Debt Securities. The Company will not so consolidate or merge, or make any such sale, lease or other disposition, and the Company will not permit any other corporation to merge into the Company, unless immediately after giving effect thereto, the Company or such successor corporation, as the case may be, will not be in default under the Senior Subordinated Indenture.

    Anti-Layering Restriction. The Senior Subordinated Debt Securities will also include a covenant prohibiting the Company from incurring indebtedness which is subordinated to any other indebtedness of the Company unless such indebtedness is made (i) pari passu in right of payment to such Senior Subordinated Debt Securities or (ii) subordinate in right of payment to such Senior Subordinated Debt Securities.

    JUNIOR SUBORDINATED DEBT SECURITIES. The Junior Subordinated Debt Securities will include those covenants which may be set forth in the Prospectus Supplement to which such Debt Securities relate, including the following:

    Restrictions Upon Merger and Sales of Assets. Upon any consolidation or merger of the Company with or into any other corporation or any sale, conveyance or lease of all or substantially all the property of the Company to any other corporation, the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States of America or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Junior Subordinated Debt Securities. The Company will not so consolidate or merge, or make any such sale, lease or other disposition, and the Company will not permit any other corporation to merge into the Company, unless immediately after giving effect thereto, the Company or such successor corporation, as the case may be, will not be in default under the Junior Subordinated Indenture. In the case of Corresponding Junior Subordinated Debt Securities, any such transaction must also be permitted under the related Trust Agreement and Guarantee and must not give rise to any breach or violation of the related Trust Agreement and Guarantee.

    In addition, in the event Corresponding Junior Subordinated Debt Securities are issued to an Ingersoll-Rand Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Ingersoll-Rand Trust, such Corresponding Junior Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Ingersoll-Rand Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Corresponding Junior Subordinated Debt Securities will be issued to an Ingersoll-Rand Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Ingersoll-Rand Trust.

    Unless otherwise provided in the applicable Prospectus Supplement, if Corresponding Junior Subordinated Debt Securities are issued to an Ingersoll-Rand Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Ingersoll-Rand Trust and (i) there shall have occurred an event that would constitute an Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the related Trust Preferred Guarantee or Trust Common Guarantee or (iii) the Company shall have given notice of its election to defer payments of interest on such Corresponding Junior Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities which rank pari passu with or junior to such Corresponding Junior Subordinated Debt Securities; provided that the foregoing restriction does not apply to any stock dividends paid by the Company where the dividend stock is of the same class as that of the stock held by the holders receiving the dividend.

    If provided in the applicable Prospectus Supplement, the Company will have the right at any time and from time to time during the term of any series of Corresponding Junior Subordinated Debt Securities to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of such series of Corresponding Junior Subordinated Debt Securities. Certain United States federal income tax consequences and special considerations applicable to any such Corresponding Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement.

    In the Junior Subordinated Indenture, the Company, as borrower, will agree to pay to each Trust all debts and other obligations (other than with respect to the Trust Securities) and all costs and expenses of such Trust (including costs and expenses relating to the organization of such Trust, the fees and expenses of the related Ingersoll-Rand Trustees and the costs and expenses relating to the operation of such Trust) and the offering of the Trust Preferred Securities, and to pay any and all taxes, duties, assessments or other similar governmental charges (other than United States withholding taxes), and all costs and expenses with respect to the foregoing, to which such Trust might become subject.


EVENTS OF DEFAULT

    As to each series of Debt Securities, an Event of Default is defined in each Indenture as being: default in payment of any interest or any sinking fund payment on such series which continues for 30 days (subject to the deferral of any interest payment in the case of an Extension Period in the case of the Junior Subordinated Indenture); default in payment of any principal or premium, if any, on such series; default after written notice in performance of any other covenant in such Indenture (other than a covenant included solely for the benefit of Debt Securities of another series) which continues for 90 days; certain events in bankruptcy, insolvency or reorganization; or other Events of Default specified in or pursuant to a Board Resolution or in a supplemental indenture. Each Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of such series of any default (except in payment of principal, interest, if any, or premium, if any, on such series or in payment of any sinking fund installment on such series) if the Trustee considers it in the interest of such holders to do so.

    In case an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities then outstanding of that series may declare the principal of the Debt Securities of such series (or, if the Debt Securities of that series were issued as discounted Debt Securities, such portion of the principal as may be specified in the terms of that series) to be due and payable and, in the case of Corresponding Junior Subordinated Debt Securities, should the Trustee or the holders of such Corresponding Junior Subordinated Debt Securities fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Related Trust Preferred Securities shall have such right. Any Event of Default with respect to the Debt Securities of any series (except defaults in payment of principal or premium, if any, or interest, if any, on the Debt Securities of such series) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of that series then outstanding. In the case of Corresponding Junior Subordinated Debt Securities of a series, should the holders of such Corresponding Junior Subordinated Debt Securities fail to annul a declaration or waive such default, the holders of a majority in aggregate liquidation amount of the series of Related Trust Preferred Securities affected shall have such right.

    Subject to the provisions of each Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of the rights or powers under such Indenture at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustee and certain limitations contained in each Indenture, the holders of a majority in principal amount of the Debt Securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. In case an Event of Default shall occur and be continuing as to a series of Corresponding Junior Subordinated Debt Securities, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Subordinated Debt Securities, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Subordinated Debt Securities. The Company is required annually to deliver to the Trustee an officers' certificate stating whether or not the signers have knowledge of any default in performance by the Company of the covenants described above.

    If an Event of Default with respect to a series of Corresponding Junior Subordinated Debt Securities has occurred and is continuing and such event is attributable to the failure of the Company to pay interest, premium (if any) or principal on such Corresponding Junior Subordinated Debt Securities on the date such interest, premium (if any) on principal is due and payable, a holder of Related Trust Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest or premium (if any) on such Corresponding Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Related Trust Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, the applicable Trust may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Trust Preferred Securities by the Company in connection with a Direct Action.

    The holders of the Trust Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Corresponding Junior Subordinated Debt Securities unless there shall have been an event of default under the Trust Agreement.


DEFEASANCE

    Each Indenture provides that the Company, at its option, (a) will be discharged from any and all obligations with respect to any series of Debt Securities (except for certain obligations which include registering the transfer or exchange of the Debt Securities, replacing stolen, lost or mutilated Debt Securities, maintaining payment agencies and holding monies for payment in trust) or (b) need not comply with certain restrictive covenants of such Indenture as to any series of Debt Securities (in the case of Senior Debt Securities as described above under "Certain Covenants of the Company--Limitation on Liens", "Limitation on Sale and Leaseback Transactions" and the last sentence of "Restrictions Upon Merger and Sales of Assets"), in each case upon the deposit with the Trustee (and in the case of a discharge 91 days after such deposit), in trust, of money, or U.S. Government Obligations, or a combination thereof, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments, if any) of, and interest, if any, or premium, if any, on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities to their stated maturities or to and including a redemption date which has been irrevocably designated by the Company for redemption of such Debt Securities. To exercise any such option, the Company is required to meet certain conditions, including delivering to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (a), accompanied by a ruling of the United States Internal Revenue Service (the "IRS") to such effect or an opinion of counsel to such effect based upon a ruling of the IRS.


MODIFICATION OF THE INDENTURES

    Each Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66-2/3% in principal amount of the outstanding Debt Securities of all series affected by such modification (voting as one class), to modify such Indenture or the rights of the holders of the Debt Securities, except that no such modification shall, without the consent of the holder of each Debt Security so affected, (i) change the maturity of any Debt Security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof (including, in the case of a discounted Debt Security, the amount payable thereon in the event of acceleration) or any redemption premium thereon, or change the place or medium of payment of such Debt Security, or impair the right of any holder to institute suit for payment thereof or (ii) reduce the percentage of Debt Securities, the consent of the holders of which is required for any such modification or for certain waivers under such Indenture, provided that, in the case of Corresponding Junior Subordinated Debt Securities, so long as any Related Trust Preferred Securities remain outstanding, (a) no such modification may be made that adversely affects the holders of such Trust Preferred Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of all Related Trust Preferred Securities affected unless and until the principal of the Corresponding Junior Subordinated Debt Securities and all accrued and unpaid interest thereon have been paid in full and certain other conditions have been satisfied, and (b) where a consent under the Junior Subordinated Indenture would require the consent of each holder of Corresponding Junior Subordinated Debt Securities, no such consent shall be given by the Property Trustee without the prior consent of each holder of Related Trust Preferred Securities.


SUBORDINATION OF SENIOR SUBORDINATED AND JUNIOR SUBORDINATED DEBT SECURITIES

    The payment of the principal of, premium, if any, and interest, if any, on the Senior Subordinated Debt Securities and the Junior Subordinated Debt Securities will be subordinated, to the extent and in the manner set forth in the Senior Subordinated Indenture and Junior Subordinated Indenture, respectively, and as may be further described in the applicable Prospectus Supplement, in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness which may at any time and from time to time be outstanding.

    Unless otherwise provided in the applicable Prospectus Supplement with respect to an issue of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full or such payment must be provided for before any payment or distribution (excluding the distribution of certain permitted equity or subordinated securities) is made on account of the principal, premium, if any, sinking fund, if any, or interest, if any, on any Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, as the case may be.

    In addition, the applicable Prospectus Supplement may provide that no payment on account of the Senior Subordinated Debt Securities or Junior Subordinated Debt Securities offered thereby shall be made during the continuance of certain defaults with respect to the Senior Indebtedness or certain designated Senior Indebtedness of the Company.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets (excluding the distribution of certain permitted equity or subordinated securities) of the Company is received by the Senior Subordinated Trustee or the Junior Subordinated Trustee or the holders of any of the Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, as the case may be, under the circumstances described above and before all Senior Indebtedness is paid in full, such payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

    If the Company fails to make any payments on the Senior Subordinated Debt Securities or the Junior Subordinated Debt Securities of any series when due or within any applicable grace period, whether or not on account of any payment blockage provisions that may be set forth in the applicable Prospectus Supplement, such failure would constitute an Event of Default under the relevant Indenture and would enable the holders of such Debt Securities to accelerate the maturity thereof. See "--Events of Default."

    By reason of such subordination, in the event of any distribution of assets of the Company upon dissolution, winding up, liquidation, reorganization or other similar proceedings of the Company, (i) holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Senior Subordinated Debt Securities or the Junior Subordinated Debt Securities and the holders of Senior Subordinated Debt Securities and Junior Subordinated Debt Securities will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are neither holders of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Senior Subordinated Debt Securities and Junior Subordinated Debt Securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of Senior Subordinated Debt Securities and Subordinated Debt Securities. The Senior Subordinated Indenture and Junior Subordinated Indenture provide that the subordination provisions thereof will not apply to any money and securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of such Indenture (see "--Defeasance" above).

    If this Prospectus is being delivered in connection with the offering of a series of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated by reference herein will set forth the definitions of Senior Indebtedness and Designated Senior Indebtedness applicable thereto, any payment blockage provisions and the approximate amount of such Senior Indebtedness outstanding as of a recent date.

CONCERNING THE TRUSTEE

    The Company may from time to time maintain lines of credit and have other customary banking relationships with each Trustee and its affiliated banks.


CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES

    The Corresponding Junior Subordinated Debt Securities may be issued in one or more series of Junior Subordinated Debt Securities under the Junior Subordinated Indenture with terms corresponding to the terms of a series of Related Trust Preferred Securities. In that event, concurrently with the issuance of the Related Trust Preferred Securities, such Trust will invest the proceeds thereof and the consideration paid by the Company for the Trust Common Securities of such Trust in such series of Corresponding Junior Subordinated Debt Securities issued by the Company to such Trust. Each series of Corresponding Junior Subordinated Debt Securities will be in the principal amount equal to the aggregate stated liquidation amount of the Related Trust Preferred Securities and the Trust Common Securities of such Trust and will rank pari passu with all other series of Junior Subordinated Debt Securities. Holders of the Related Trust Preferred Securities for a series of Corresponding Junior Subordinated Debt Securities will have the rights, in connection with modifications to the Junior Subordinated Indenture or upon occurrence of Events of Default, as described above under "--Modification of the Indentures" and "--Events of Default," unless provided otherwise in the Prospectus Supplement for such Related Trust Preferred Securities.

    The applicable Prospectus Supplement will also set forth the terms of any redemption provisions applicable to the Corresponding Junior Subordinated Debt Securities and any other provisions and covenants.

    The Company will covenant, as to each series of Corresponding Junior Subordinated Debt Securities, (i) to maintain directly or indirectly 100% ownership of the Trust Common Securities of the Trust to which such Corresponding Junior Subordinated Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Trust Common Securities,
(ii) not to voluntarily terminate, wind up or liquidate any Trust, except (a) in connection with a distribution of Corresponding Junior Subordinated Debt Securities to the holders of the Trust Preferred Securities in exchange therefor upon liquidation of such Trust, or (b) in connection with certain mergers or consolidations permitted by the related Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

    The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and Debt Securities or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice-versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

    The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.


                    DESCRIPTION OF TRUST PREFERRED SECURITIES

    Each Ingersoll-Rand Trust may issue only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Trust Agreement of each Ingersoll-Rand Trust authorizes the Regular Trustees of each Ingersoll-Rand Trust to issue on behalf of such Ingersoll-Rand Trust one series of Trust Preferred Securities. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions, as shall be set forth in the Trust Agreement or made part of the Trust Agreement by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Trust Preferred Securities for specific terms including (i) the distinctive designation of such Trust Preferred Securities, (ii) the number of Trust Preferred Securities issued, (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities and the date or dates upon which such distributions shall be payable, (iv) whether distributions on Trust Preferred Securities shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method determining the date or dates from which distributions on Trust Preferred Securities shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such trust to the holders of Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Ingersoll-Rand Trust, (vi) the obligation, if any, of such Ingersoll-Rand Trust to purchase or redeem Trust Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities issued by such Ingersoll-Rand Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of Trust Preferred Securities issued by such Ingersoll-Rand Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by both Ingersoll-Rand Trusts, as a condition to specified action or amendments to the Trust Agreement of such Ingersoll-Rand Trust, (viii) whether the Trust Preferred Securities will be issued in the form of one or more global securities and (ix) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such Ingersoll-Rand Trust consistent with the Trust Agreement of such Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Preferred Guarantees." Certain United States federal income tax consideration applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

    In connection with the issuance of Trust Preferred Securities, each Ingersoll-Rand Trust will issue one series of Trust Common Securities. The Trust Agreement of each Ingersoll-Rand Trust authorizes the Regular Trustees to issue on behalf of such Ingersoll-Rand Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by an Ingersoll-Rand Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such trust and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon the occurrence and during the continuation of an event of default under the Trust Agreement, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote and to appoint, remove or replace any of the Ingersoll-Rand Trustees. All of the Trust Common Securities will be directly or indirectly owned by the Company.


                    DESCRIPTION OF TRUST PREFERRED GUARANTEES

    Set forth below is a summary of information concerning the Trust Preferred Guarantees that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Trust Preferred Securities. Each Trust Preferred Guarantee Agreement under which Trust Preferred Guarantees are issued will be qualified as an indenture under the Trust Indenture Act. The trustee under each Trust Preferred Guarantee (the "Guarantee Trustee") will be identified in the relevant Prospectus Supplement, and will be a financial institution not affiliated with the Company that has a combined capital and surplus of not less than $50,000,000. The terms of each Trust Preferred Guarantee will be those set forth in such Trust Preferred Guarantee and those made part of such Trust Preferred Guarantee by the Trust Indenture Act. This summary does not purport to be complete and makes use of certain terms defined in the Trust Preferred Guarantee Agreement and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Preferred Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Trust Preferred Guarantee will be held by the Trust Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable Ingersoll-Rand Trust.


GENERAL

    Pursuant to each Trust Preferred Guarantee, the Company will unconditionally agree, to the extent set forth herein, to pay in full to the holders of the Trust Preferred Securities issued by each Ingersoll-Rand Trust, the Trust Preferred Guarantee Payments (as defined herein) (except to the extent paid by such Ingersoll-Rand Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Ingersoll-Rand Trust may have or assert. The following payments with respect to Trust Preferred Securities issued by each Ingersoll-Rand Trust (the "Trust Preferred Guarantee Payments"), to the extent not paid by such Ingersoll-Rand Trust, will be subject to the Trust Preferred Guarantee (without duplication): (i) any accumulated and unpaid distributions that are required to be paid on such Trust Preferred Securities, but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest, principal and premium, if any, on the subordinated Debt Securities held in such Ingersoll-Rand Trust as trust assets, (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest and principal on the subordinated Debt Securities held in such Ingersoll-Rand Trust as trust assets with respect to any Trust Preferred Securities called for redemption by such Ingersoll-Rand Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Ingersoll-Rand Trust (other than in connection with the distribution of Corresponding Junior Subordinated Debt Securities to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment to the extent such Ingersoll-Rand Trust has funds available therefor or (b) the amount of assets of such Ingersoll-Rand Trust remaining available for distribution to holders of such Trust Preferred Securities in liquidation of such Ingersoll-Rand Trust. The Company's obligation to make a Trust Preferred Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable Ingersoll-Rand Trust to pay such amounts to such holders.

    Each Trust Preferred Guarantee will be a guarantee with respect to the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust from the time of issuance of such Trust Preferred Securities but will not apply to any payment of distributions except to the extent the Company has made a payment to the related Property Trustee of interest or principal on the subordinated Debt Securities held in such Ingersoll-Rand Trust as trust assets. If the Company does not make interest payments on the Corresponding Junior Subordinated Debt Securities purchased by an Ingersoll-Rand Trust, such Ingersoll-Rand Trust will not pay distributions on the Trust Preferred Securities issued by such Ingersoll-Rand Trust and will not have funds available therefor and such payment obligation will therefore not be guaranteed by the Company under the Trust Preferred Guarantee. See "Description of Trust Preferred Securities" and "Description of Debt Securities--Certain Covenants of the Company."

    The Company's obligations under the Trust Agreement for each Ingersoll-Rand Trust, the Trust Preferred Guarantee issued with respect to Trust Preferred Securities issued by that Ingersoll-Rand Trust, the Corresponding Junior Subordinated Debt Securities purchased by that Ingersoll-Rand Trust and the related Junior Subordinated Indenture in the aggregate will provide a full and unconditional guarantee on a junior subordinated basis by the Company of payments due on the Trust Preferred Securities issued by that Ingersoll-Rand Trust.

    The Company has also agreed to unconditionally guarantee the obligations of the Ingersoll-Rand Trusts with respect to the Trust Common Securities (the "Trust Common Guarantees") to the same extent as the Trust Preferred Guarantees, except that, upon an event of default under the Subordinated Indenture, holders of Trust Preferred Securities under the Trust Preferred Guarantees shall have priority over holders of Trust Common Securities under the Trust Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.


CERTAIN COVENANTS OF THE COMPANY

    In each Trust Preferred Guarantee, the Company will covenant that, so long as any Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Preferred Guarantee or the Declaration of such Ingersoll-Rand Trust, then (a) the Company shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to such Corresponding Junior Subordinated Debt Securities. However, each Trust Preferred Guarantee will except from the foregoing any stock dividends paid by the Company, or any of its subsidiaries, where the dividend stock is of the same class as that on which the dividend is being paid.


MODIFICATION OF THE TRUST PREFERRED GUARANTEES; ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of Trust Preferred Securities in any material respect (in which case no vote will be required), each Trust Preferred Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Preferred Guarantee shall bind the successor, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities of the applicable Ingersoll-Rand Trust then outstanding.


EVENTS OF DEFAULT

    An Event of Default under the Trust Preferred Guarantee will occur upon the failure of the Company to perform any of its payments or other obligations thereunder. The holders of a majority in liquidation amount of the Trust Preferred Securities to which a Trust Preferred Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee in respect of the Trust Preferred Guarantee or to direct the exercise of any trust or power conferred upon the Trust Preferred Guarantee Trustee under the Trust Preferred Guarantee.

    If the Trust Preferred Guarantee Trustee fails to enforce such Trust Preferred Guarantee, any holder of Trust Preferred Securities relating to such Trust Preferred Guarantee may, after a period of 30 days has elapsed from such holder's written request to the Trust Preferred Guarantee Trustee to enforce the Trust Preferred Guarantee, institute a legal proceeding directly against the Company to enforce the Trust Preferred Guarantee Trustee's rights under such Trust Preferred Guarantee without first instituting a legal proceeding against the relevant Ingersoll-Rand Trust, the Trust Preferred Guarantee Trustee or any other person or entity.

    The Company will be required to provide annually to the Trust Preferred Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each of the Trust Preferred Guarantees and as to any default in such performance and an officer's certificate as to the Company's compliance with all conditions under each of the Trust Preferred Guarantees.


TERMINATION OF TRUST PREFERRED GUARANTEES

    Each Trust Preferred Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust upon full payment of all distributions relating to the Trust Preferred Securities or the Redemption Price of all Trust Preferred Securities of such Trust, upon distribution of the Subordinated Debt Securities held by such Ingersoll-Rand Trust to the holders of the Trust Preferred Securities of such Ingersoll-Rand Trust or upon full payment of the amounts payable in accordance with the Declaration of such Ingersoll-Rand Trust upon liquidation of such Ingersoll-Rand Trust. Each Trust Preferred Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Preferred Guarantee.

STATUS OF TRUST PREFERRED GUARANTEES

    Each Trust Preferred Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior Preference Stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any Preference Stock of any affiliate of the Company and (iii) senior to the Company's Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by such Ingersoll-Rand Trust by acceptance thereof agrees to the subordination provisions and other terms of the applicable Trust Preferred Guarantee.

    The Trust Preferred Guarantee Trustee shall enforce the Trust Preferred Guarantee on behalf of the holders of the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related Trust Preferred Guarantee, including the giving of directions of the Trust Preferred Guarantee Trustee. If the Trust Preferred Guarantee Trustee fails to enforce such Trust Preferred Guarantee, any holder of Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust may institute a legal proceeding directly against the Company, as Guarantor, to enforce its rights under such Trust Preferred Guarantee, without first instituting a legal proceeding against the applicable Ingersoll-Rand Trust or any other person or entity.

    Each Trust Preferred Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under a Trust Preferred Guarantee without instituting a legal proceeding against any other person or entity).


                              PLAN OF DISTRIBUTION

    The Company or any Ingersoll-Rand Trust may sell the Securities to which this Prospectus relates to or for resale to the public through one or more underwriters, acting alone or in underwriting syndicates led by one or more managing underwriters, and also may sell such Securities directly to other purchasers or dealers or through agents.

    The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the offered Securities.

    In connection with the sale of Securities, such underwriters, dealers and agents may receive compensation from the Company or an Ingersoll-Rand Trust, or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of

Securities and, in certain cases, direct purchasers from the Company or from an Ingersoll-Rand Trust, may be deemed to be "underwriters" and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriters, dealers or agents will be identified and any such compensation will be described in the Prospectus Supplement.

    Under agreements which may be entered into by the Company or by an Ingersoll-Rand Trust, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. The place and time of delivery for offered Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.


                                  LEGAL MATTERS

    Certain legal matters with respect to the Securities (other than the Trust Preferred Securities) will be passed upon for the Company by Patricia Nachtigal, Esq., Vice President and General Counsel of the Company. The validity of the Trust Preferred Securities will be passed upon for the Company and the Ingersoll-Rand Trusts by Richards, Layton & Finger. Certain legal matters will be passed upon for the underwriters, dealers or other agents, if any, by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett renders legal services to the Company on a regular basis.


                                     EXPERTS

    The financial statements incorporated in this Prospectus by reference to Ingersoll-Rand Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND SUCH PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                               ------------------


                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----

                                PROSPECTUS SUPPLEMENT
Description of Notes............................................................ S-3
Certain United States Federal Income Tax
   Consequences................................................................ S-14
Supplemental Plan of Distribution.............................................. S-19

                                     PROSPECTUS
Available Information............................................................. 3
Incorporation of Certain Documents by Reference................................... 3
The Company....................................................................... 3
The Ingersoll-Rand Trusts......................................................... 4
Use of Proceeds................................................................... 4
Selected Financial Data........................................................... 5
Ratio of Earnings to Fixed Charges................................................ 5
Description of Capital Stock...................................................... 6
Description of Debt Securities................................................... 13
Description of Stock Purchase Contracts and
   Stock Purchase Units.......................................................... 22
Description of Trust Preferred Securities........................................ 22
Description of Trust Preferred Guarantees........................................ 23
Plan of Distribution............................................................. 25
Legal Matters.................................................................... 26
Experts.......................................................................... 26


                                  $750,000,000



                                 INGERSOLL-RAND
                                    COMPANY



                               MEDIUM-TERM NOTES,
                                    SERIES B



                                DUE NINE MONTHS
                                    OR MORE
                               FROM DATE OF ISSUE



                             SALOMON BROTHERS INC
                              MERRILL LYNCH & CO.
                             CHASE SECURITIES INC.
                          J.P. MORGAN SECURITIES INC.



                             PROSPECTUS SUPPLEMENT
                             DATED NOVEMBER 5, 1997